

2018/19

ANNUAL REPORT

NEW BRUNSWICK
POWER CORPORATION

Énergie NB Power

SUBMISSION LETTER

June 2019

Honourable Mike Holland
Minister of Energy and Resource Development
Province of New Brunswick
PO Box 6000
Fredericton NB E3B 5H1

Minister,

I am pleased to submit the Annual Report of New Brunswick Power Corporation for the fiscal year ended March 31, 2019 in compliance with Section 42 of the *Electricity Act*.

Ed Barrett
Chair, Board of Directors

TABLE OF CONTENTS

On the cover

Dave Wishart, powerline technician, prepares to work safely on a de-energized line. NB Power employees are committed to maintaining the highest safety standards in everything they do.

ABOUT NB POWER



NB Power is the largest electric utility in Atlantic Canada and is responsible for the generation, transmission and distribution of electricity throughout New Brunswick. Our more than 2,500 employees across the Province are dedicated to providing customer value to our more than 400,000 direct and indirect customers in New Brunswick.

As a provincial Crown Corporation, the Government of New Brunswick is the owner and sole shareholder of NB Power. NB Power reports to the Government through the Minister of Energy and Resource Development and the Government's expectations are expressed through legislation, policies and a mandate letter.

The *Electricity Act of New Brunswick* (2013) gives NB Power our authority to sell electricity within the province, and to manage and operate NB Power's resources and facilities for the supply, transmission and distribution of electricity within New Brunswick. The Act also establishes that, to the extent practicable, rates charged by NB Power shall be maintained as competitive as possible, and changes in rates shall be stable and predictable from year to year. Our rates are regulated by the New Brunswick Energy and Utilities Board.

2,500 +
employees

400,000 +
direct and indirect customers



Ed Barrett
Chair
Board of Directors

MESSAGE FROM THE CHAIR

Electric power systems across the globe are experiencing unprecedented change compelled by a number of driving forces including advances in technology, the effects of climate change, and changes in customer expectations. This is also true for us in New Brunswick. As a result, NB Power must evolve to meet the future needs of New Brunswickers in a safe, reliable, and cost-effective way.

Advances in Technology

NB Power owns and operates the single biggest and most complex machine in New Brunswick - the electricity grid. As complex as it is, the electricity grid has one important job: to deliver safe, reliable electricity from power plants across New Brunswick to our customers' homes and businesses. As technology advances, we are seeing more energy produced from renewable, low-carbon, and local sources.

As these technologies become more widespread, NB Power will need to connect them to the electric grid. This is not a simple or inexpensive matter. That is why we have a long-term investment plan to build a smarter, stronger, more resilient and efficient power grid. Advancing our grid with these investments will reduce the need for future spending on power plants, while making sure we have clean, reliable energy at stable prices for generations to come.

We are still going to need poles and wires to get the energy out to you. We will still have an infrastructure to maintain. However, with a smart grid, we will be able to manage our infrastructure using digital controls and applications. We will have more visibility into potential issues so we can address them before they lead to power outages. Moreover, when outages do occur, NB Power will receive notification automatically so we can get to work restoring power faster—including after storms.

Climate Change

Climate change is one of the most topical subjects today with governments around the world looking for the solution for managing the effects of climate change. In New Brunswick, we have seen the impact of climate change in recent years with more severe weather events than ever before.

At NB Power, we continue to focus our efforts on sustainable energy for future generations. We are investing in innovative technologies and exploring opportunities to mitigate and minimize the carbon impact on our customers and our communities. We know that it is not enough to wait for the solution to come to us - we need to explore responsibly new non-emitting technologies that could mitigate the burden of costly carbon emitting penalties. As a result, we are investing in research and development in opportunities that can help address this important issue.

We have also embraced renewable energy and have worked with First Nations, stakeholders, and communities to ensure there is a strong mix of renewable energy in our province. We are on track to have 40 per cent of our energy from renewable sources and 74 per cent non-emitting when combined with nuclear power. We are contributing to the provincial goal of having as much as 75 per cent of the electricity used in New Brunswick coming from clean, renewable or non-emitting sources by 2020.

As New Brunswick transitions to a low carbon economy, energy management is more important than ever before. Our Smart Habits energy efficiency programs and services are aimed at helping New Brunswickers use energy more efficiently in their homes and businesses. Our combined efforts this year resulted in a 65 gigawatt hours in-province energy reduction.

Customer Expectations

One thing that is not changing is our customers' expectation of the utility's financial performance. We understand the important and delicate balance of providing value to you and managing the financial health of the company. We also understand that NB Power's financial health is an important contributor to the overall financial health of the New Brunswick economy.

In recent years, we have fallen short of our earnings and debt repayment targets. Rest assured, we remain committed to debt reduction. We also know that a traditional approach will not get us where we need to be before we are required to make our next major infrastructure investment. We know that it is time for us to explore all options to ensure we meet these financial commitments. As a result, in the coming year we will be developing a new debt repayment strategy.

The NB Power Board has the responsibility to work with management to ensure the utility is prepared for the challenges of today and into the future. In doing this we ask management to implement best practices, to ensure continuous improvement is always top of mind, to mitigate risks and challenges, and to pursue opportunities responsibly. It is an honour to serve New Brunswickers in this capacity. As we look to the year ahead, NB Power's Board of Directors and employees remain committed to excellence in everything we do.

74%

non-emitting generation

65 Gwh

in-province energy reduction



Gaëtan Thomas
President and CEO

MESSAGE FROM THE PRESIDENT AND CEO

At NB Power, we are on a mission to be our customers' partner of choice for energy solutions now and into the future. At the centre of this mission is you the customer. We maintain a steadfast commitment to listening to you and providing you with reliable service, energy solutions, and strong financial performance.

Reliability

We know you expect a high standard of reliability from your utility. At the same time, New Brunswick is experiencing more severe weather events than ever before. In order to minimize the impact of these unpredictable events, we continued to invest in our infrastructure to strengthen system reliability. During the year, we took additional measures to reinforce the wires side of our business through an extensive transmission line rebuild program and distribution vegetation management activities.

In 2018/19, we also applied lessons learned from previous storms to improve our emergency response times for our customers impacted by storms. We were able to shorten our storm restoration efforts and get you re-connected sooner by using state-of-the art technology to provide a more accurate picture of where and when outages could occur because of storms. This allowed us to better position our internal and contracted resources during storm events.

In order for NB Power to serve our customers reliably, strong generator performance is essential. During the year, the Belledune Generating Station achieved 93.5 per cent equivalent availability and the Point Lepreau Nuclear Generating Station achieved 84.1 per cent capacity factor. This is excellent performance from these two facilities.

In fact, 2018/19 was one of the best years ever for the Point Lepreau Nuclear Generation Station. The Station achieved 310 consecutive days of operations, which is the longest period of continuous plant operation between planned outages since 1994. The Station also achieved an Equipment Reliability Index result of 97, which is the highest score the Station has ever achieved and an excellent result.

Energy Solutions

During the year, you continued to embrace our energy efficiency programs. In 2018/19, we launched the most comprehensive suite of energy efficiency programs and initiatives ever offered in

New Brunswick. Customer uptake was double our expectations for the Total Energy Savings Program, Commercial Building Retrofit and New Homes Construction programs.

We were extremely proud to receive the ENERGY STAR Canada Award in recognition of our efforts to promote the efficient use of energy in our customers' homes and businesses as well as the Customer Engagement Best Practices Award at the Smart Energy Consumer Collaborative Symposium. These awards are a direct reflection of the positive changes New Brunswickers are making as they embrace energy efficiency, allowing them to save money while reducing our provincial carbon footprint.

Electric vehicles are another way New Brunswickers can save on energy costs and reduce their carbon footprint. New Brunswick is now the first fully connected province in Canada with a DC Fast charging network for electric vehicles. Our network of public charging stations doesn't just serve the large urban centres. Rural communities are now 'plugged in.' Electric car owners can substantially reduce their fuel costs regardless of where they live.

Financial Performance

We recognize that you, our customers – whether residential, commercial or industrial – are under increasing pressure to manage your own costs. Even though New Brunswick enjoys some of the lowest power rates in the region, electricity costs represent a large portion of your spending. Rest assured that our team is keenly aware of that and continues to work very hard to manage your utility in a way that provides maximum value for all New Brunswickers.

In 2018/19, NB Power was challenged by low hydro flows, unbudgeted storm costs, increasing fuel prices, and interest costs – all of which affected our year-end financial results. We realized net earnings of $20 million this year, which fell short of our goal. During the year, we acquired the Bayside Generating Station to help mitigate some of these cost pressures in the future. The Bayside purchase will allow us to better use our diverse generation fleet to meet New Brunswick's energy needs and continue to meet our obligations of decreasing our carbon footprint in the long term.

This year, employees in every part of the company throughout the province took on the challenge of reducing costs through continuous improvement and exploring opportunities for savings through collaboration with neighbouring utilities. These efforts resulted in $18.5 million in savings and, in addition, the team adopted a strong improvement culture for the benefit of our customers.

NB Power's determination to serve you is genuine and ingrained in our corporate culture. I could not be more proud of our team of hard-working and professional employees. This past year, they stepped up to the plate more than ever before to demonstrate their commitment to you, our customers.

Our team of dedicated professionals are your neighbours, family and friends. We all want what's best for New Brunswick residents and future generations - an affordable and sustainable electrical grid that will power our future. I remain confident, optimistic and certain that the NB Power team is focused on a sustainable future that benefits our customers and all New Brunswickers.

97
equipment reliability index

$20
million
net earnings

$18.5
million
improvement savings

2018/19 REPORT ON PERFORMANCE



We have a vision of providing sustainable energy for future generations of New Brunswickers. We are clear about our mission to be our customers' partner of choice for energy solutions now and into the future. And we do all of this by living our values of safety, quality, diversity and innovation.

Our Vision
Sustainable energy for future generations

Our Mission
To be our customers' partner of choice for energy solutions

Our Values
Safety, Quality, Diversity and Innovation

As a provincially-owned utility, NB Power is required to meet the Government of New Brunswick's expectations expressed through legislation, policies and a mandate letter.

Our decisions impact New Brunswickers and we take this responsibility very seriously. We strive to meet our customers' needs for a reliable, safe and economically sustainable service for today and well into the future. It is clear that our financial health also supports the overall financial well-being of New Brunswick.

We are working with our Board to chart a course that provides quality service to our customers and reduces debt in order to ensure our rates remain as competitive as possible well into the future. We are preparing for our future which includes being able to respond to changing markets, customer expectations, technologies and climate change.

Our Board has distilled the Shareholder's mandate into the strategic direction for the Corporation.



taking into consideration emerging risks and opportunities. Our three strategic objectives provide the foundation for our business plans, investment decisions and business initiatives that will enable us to continue to provide sustainable energy for future generations.

To successfully execute our strategies, we have a business plan that continues to strengthen performance in key areas of the organization. In 2018/19, we focused on delivering against our plan's five areas of excellence: Safety, Customer, Organizational, Reliability and Environmental.

Our excellence goals, initiatives, processes and measures focus our efforts on the requirements to achieve and sustain excellence at a level that can stand up to internal or external industry-based comparisons. This focus is improving our organizational alignment and employee engagement by providing a clear plan and outcomes that ensure we continue to be your partner of choice for energy solutions now and into the future.

Top 25% Utility in North America

Become Among the Best at What We Do
NB Power will target being a top performer (top 25 per cent) as compared to other similar public and private utilities in North America.

Reduce Debt

Reduce Our Debt so We can Invest in the Future
Systematically reduce debt to ensure that NB Power is in a financial position to invest in new generation and transmission infrastructure when necessary to ensure stable rates for New Brunswickers.

Invest in Technology

Reduce and Shift Electricity Demand (Energy Smart NB)
Invest in technology, educate customers and promote efficiencies that will help to reduce and shift demand for electricity and ultimately defer or remove required future investment in generation.

Safety Excellence

Our focus on Safety Excellence reflects our commitment to maintaining the highest safety standards for employees, contractors and the public. Safety Excellence builds on our Shared Safety Commitment with the International Brotherhood of Electrical Workers (IBEW) and emphasizes engaging employees at all levels to focus on all aspects of safety and wellness.


17410

Safety Milestones

Milestones achieved in 2018/19 for no lost-time accidents

23 Years Millbank

22 Years Grand Falls & Tobique

13 Years Belledune

At NB Power, we enjoy a strong safety culture that we continuously reinforce by leveraging key safety program tools. These tools include workplace audits, site inspections, monthly safety meetings, leadership field visits, Joint Health and Safety Committees and our employee-led Safety Teams.

We also embrace a total health strategy that integrates physical, mental, work and life health. Our employees again provided valuable insights through the Total Health Index Survey to target our comprehensive health efforts and significantly impact our safety. In 2018/19, we focused our safety meetings on the important area of mental health by providing mental fitness training to approximately 2,200 employees across the company. We are equipping our employees so we can all improve and maintain our mental health to remain resilient in the face of life's challenges.

Over the past year, we also continued to strengthen our safety culture by further increasing employee awareness around the psychological contributors to safety incidents, including stress and distractions. We built on employees' existing psychological safety awareness and highlighted our need to control distractions, improve focus and attention and to take the time to recognize potential hazards and then establish the controls needed to do the job safely.



We are proud to say that our total health efforts and the total health accomplishments of our employees are being noticed. In 2018/19, NB Power received for the second straight year an employee-recommended workplace award from Morneau Shepell and The Globe and Mail in the governmental category.

Our safety programs also extend into customer and public safety. We continued our safety awareness campaigns through social media, radio and print to provide safety-related training, tips and support to residential and commercial customers and the general public. *Our Stay Safe. Stay Alive. Respect the Power.* campaign provided information to help New Brunswickers stay safe during severe weather events, use generators safely, work around trees safely and be safe around our hydro system. We also worked with contractors to ensure safe practices when working around power lines. Our efforts resulted in improved public awareness and significantly fewer public and contractor contact with facilities.

While we see positive year-over-year improvement in many safety areas, we also see areas for ongoing improvement. It is important that we incorporate our learnings and all of our well-developed tools to continuously improve our safety performance. We must remain diligent in our commitment to safety.

1.12

All-Injury Frequency Rate (#/200,000 work hours)


1.2
1.0
0.8
0.6
0.4
0.2
0.0
Actual
Target

11.92

Lost-Time Injury Severity Rate (#/200,000 work hours)


12
10
8
6
4
2
0
Actual
Target

51

Public/Contractor Contact with Facilities (# of incidents)


60
50
40
30
20
10
0
Actual
Target

1.45

High Potential Frequency Rate


1.5
1.2
0.9
0.6
0.3
0.0
Actual
Target

Customer Excellence

We focus our Customer Excellence on providing you value-added programs and services that are easy to access, understand, participate in, build trust and respond to your needs. We want to be your number one choice for energy solutions now and in the future.



Energy Smart NB is built on three pillars

- **Smart Grid**
- **Smart Habits**
- **Smart Solutions**

Our Energy Smart NB Program has three pillars – Smart Grid, Smart Habits and Smart Solutions. Smart Grid provides the underpinning of Energy Smart NB, advancing our system so we can expand our customer programs and services. Our Smart Habits energy efficiency programs and services are aimed at helping you use energy more efficiently in your homes and businesses. Smart Solutions provides products and service offerings to help save you time and money while minimizing our environmental footprint.

We continue to work very hard at providing value to you, our customers, through a number of programs and incentives to help you along the path of energy efficiency and reduced energy usage. In 2018/19, we launched the most comprehensive suite of energy efficiency programs and initiatives ever offered in New Brunswick.

Our flagship program for homeowners, the Total Home Energy Savings Program, offers assistance to upgrade home heating systems regardless of how the home is currently heated. It also provides assistance for insulation, windows, doors and even solar panels. In addition, we now offer a New Home Construction program.

Customer uptake was double our expectations for the Total Energy Savings Program, Commercial Building Retrofit and New Homes Construction.



And, the newly introduced incentives for industry will help minimize up-front costs to replace, purchase and install high-efficiency equipment for their operations. As a result, participating businesses should be able to save up to 10 per cent on their energy costs within two years.

The continued success of these programs relies on your input to help plan for the future of energy delivery in New Brunswick. Your participation in the energy planning survey we issued together with municipal utilities in New Brunswick helps us develop programs for all New Brunswickers that reflect your needs and better forecast our province's future energy requirements.

678

Electric Utility Residential Customer Satisfaction Score


800
700
600
500
400
300
200
100
0
Actual
Target

116%

Customer uptake in energy solutions (per cent on track)


120
100
80
60
40
20
0
Actual
Target

We are proud that our customer outreach efforts are engaging you and allowing us to provide you better value. Our approach is also catching the attention of others. We were honoured to receive the Consumer Engagement Best Practices Award at the 2019 Smart Energy Consumer Collaborative Symposium in recognition of the revitalization of our energy efficiency portfolio with a focus on achieving high customer engagement. This award was a direct reflection of the positive changes New Brunswickers are making to save energy.

Together, our programs and your efforts will help you reach your energy saving goals while at the same time reducing greenhouse gas emissions, helping industries remain competitive and relieving the pressure to invest in increased energy generation.

Organizational Excellence



AUK

Our Organizational Excellence focus ensures NB Power is financially sustainable over the long-term, meeting our financial obligations and supporting New Brunswick's economic prosperity.

Savings

$11.2 million

saved through employee-driven continuous improvement

$7.3 million

saved through regional cooperation with other utilities

Our financial realities include the fact that we operate in a very asset-intensive business that requires long-term investments in a rapidly changing environment. It is important that we effectively identify, plan and execute the necessary capital expenditures to keep our electrical system safe, reliable and cost-effective.

In 2018/19, we invested more in the Point Lepreau Nuclear Generating Station during the outage to ensure the long-term viability of the Station. Our investment yielded results when in 2018/19, the Station achieved its longest outage-to-outage run since 1994.

In 2018/19, we also saw the opportunity to diversify our generation system and purchased the Bayside Generating Station. The investment means NB Power can more seamlessly integrate the facility into our existing fleet for more economic energy dispatch and we can better manage fuel and purchased power expenses. This in turn benefits you, our customers.

Our financial viability is often affected, as it was this year, by uncontrollable events like hydro flows, fuel prices and storm costs.

To mitigate our financial variances, we foster a continuous improvement approach that permeates employees' mindsets throughout our company. We continuously look for ways to reduce our costs to



manage the impact on your rates. In 2018/19, we left no stone unturned to offset additional costs incurred due to winter storms, flood activity and other emergent work. We saw results – our continuous improvement efforts achieved $18.5 million in savings, up considerably from our target of $6.8 million.

Improvements often mean we need to change how we provide quality customer service. We know you like to see our lineworkers during storms delivering quality service restoration. This year, we began looking at ways to provide that same level of service restoration through more automated and digitized distribution and transmission systems and processes in order to reduce the cost of field visits during storms.

We also continue to identify and secure opportunities to improve out-of-province gross margin by taking advantage of our enviable geographic location to serve nearby markets. We optimize the dispatch of our generation assets and contracts and make short-term and long-term out-of-province purchase agreements that benefit our customers.

Our investment decisions and external factors have led to temporarily increased debt levels, yet we remain committed to returning to our debt reduction plan through traditional and innovative means. It is essential to ensuring our financial sustainability over the long term and for ensuring our customers have stable and predictable rates now and in the future.

$336

Capital Expenditures
($millions)


400
350
300
250
200
150
100
50
0
Actual
Target

$493

OM&A
($millions)


500
400
300
200
100
0
Actual
Target

$18.5

Continuous
Improvement Savings
($millions)


20
15
10
5
0
Actual
Target

Reliability Excellence



Our Reliability Excellence focus centres on optimizing our assets across our diverse generation, transmission, distribution and corporate infrastructure so we continue to deliver you safe and reliable energy at competitive and stable rates.

Vegetation management

1,074 km
Distribution Lines
assessed and maintained by vegetation crews

In 2018/19, we invested over $300 million in our system to ensure the system remains reliable and robust to withstand New Brunswick winters and keep you, our customers, warm and comfortable.

This past year, NB Power met or exceeded our transmission and distribution reliability indices, while at the same time realizing strong year-over-year improvements in both areas. The impact of our multi-year transmission line rebuild program and continuing distribution vegetation management activities are being reflected in these results.

We continued to invest in hardening our distribution and transmission system while looking for opportunities to streamline our operations and use technology to reduce costs and realize financial opportunities.

During the year, we were able to shorten our storm restoration efforts using state-of-the-art technology to better predict where and when storms would hit so we could better stage properly-resourced crews during storm events. The accuracy of the information from this tool meant we also avoided costs by not staging unnecessary resources in areas that were not ultimately impacted by the storm.

Results from these system improvements were demonstrated when a severe wind and rain storm



hit much of New Brunswick in early November 2018. Heavy rain and wind resulted in more than 105,000 customers without power at its peak. We mobilized all of our available resources and brought in crews from neighbouring utilities to restore power as quickly and safely as possible. In spite of these harsh conditions, 94 per cent of New Brunswickers had power restored within 72 hours.

In 2018/19, NB Power also continued to see improved results from the Point Lepreau Nuclear Generating Station. This past year, the Station achieved a Forced Loss Rate of 0.58 per cent compared to a target of 4.0 per cent, which places the Station within top-quartile against its industry peers.

The Station also achieved an Equipment Reliability Index result of 97 on a 100-point scale, which is the best score the Station has ever achieved. Solid performance throughout the year earned the Station the highest Index score among its peers.

Of particular note, the Station operated 310 consecutive days, which was the longest run since 1994/95 and the first time the Station has run without an unplanned outage since refurbishment in 2012.

Our focus on reliability remains unwavering so you continue to have the energy you need when you need it to power your home and business.

84.1%

Point Lepreau Net Capacity Factor (per cent)


100
80
60
40
20
0
Actual
Target

83.7%

Hydro Generation Equivalent Availability (per cent)


100
80
60
40
20
0
Actual
Target

5.78

System Average Interruption Duration Index (SAIDI)


6
5
4
3
2
1
0
Actual
Target

2.14

System Average Interruption Frequency Index (SAIFI)


2.5
2.0
1.5
1.0
0.5
0.0
Actual
Target

Environmental Excellence



Our Environmental Excellence focus revolves around protecting the future. We are proactively developing and executing a strategy that meets your growing expectations related to mitigating climate change impacts and conducting all business operations in a manner that respects and protects the environment.

Sustainable Energy

40%
Electricity from Renewables

74%
Electricity from Non-emitting

Our diverse generating system positions us well to produce electricity with consideration for the environment. We provide 40 per cent of our energy from renewable sources and 74 per cent is non-emitting. We are on track to contribute to the provincial goal to have as much as 75 per cent of electricity used in New Brunswick come from clean, renewable or non-emitting sources by 2020.

Reducing our environmental footprint calls for us to reduce our need for energy. In 2018/19, you reduced your energy by participating in customer efficiency and demand response programs and product and services improvement offerings. At NB Power, we reduced our energy needs through demand side management at the Belledune and Coleson Cove generating stations and the Fredericton office. Together, we reduced New Brunswick's energy demand during peak hours by over 22 MW.

First Nations communities are actively developing New Brunswick's renewable energy through our Locally Owned Renewable Energy that is Small Scale (LORESS) program. This year, two First Nations Communities entered into two contracts with us to develop a total of nearly 40 MW of renewable energy to be in service by December 2019.

We are operating in an environment where the future of carbon pricing and emission regulation remains uncertain yet the potential risk is too large to wait.



In anticipation, we have continued to work through the potential impacts of carbon legislation. We have begun exploring new generation opportunities and dispatch requirements to reduce our carbon emissions and reduce rate impacts on our customers.

We have a responsibility to protect the biodiversity of our operating environment. In 2018/19, we undertook several initiatives as part of the Protocol Agreement for Fish and Fish Habitat we have with the federal Department of Fisheries and Oceans. We determined target fish species to assist in planning the fish passage study at Mactaquac Generating Station. We also modified the spillways at Trousers, Long and Serpentine storage lakes. At Beechwood Generating Station, we are assessing operational flow modifications.

We also participated with First Nations and members of the Saint John Naturalists Club to protect the endangered monarch butterflies whose viability was threatened by the observed shortage of milkweed at the Point Lepreau Nuclear Generating Station observatory. The Station housed the caterpillars in an incubator and supplied milkweed so the caterpillars could safely reach their chrysalis stage and morph into butterflies. The butterflies were tagged prior to their release for the annual 3,500-kilometre migration to Mexico.

As always, as we look to the future, we remain committed to environmentally responsible energy solutions that develop cleaner energy and mitigate the impact of climate change.

2.38

Reduction in Internal Energy Usage (#MW)


2.5
2.0
1.5
1.0
0.5
0.0
Actual
Target

22.1

Annual Peak Hour Reduction (#MW)


25
20
15
10
5
0
Actual
Target

65

In-Province Energy Reduction (GWh)


100
80
60
40
20
0
Actual
Target



SPOTLIGHT ON EMISSION REDUCTIONS

At NB Power, our team is proud that we are doing our part to help New Brunswick and Canada meet its emission targets.

In 2015, Canada and 173 other nations agreed to the Paris Accord at the United Nations Climate Change Conference. The goal? A 30 per cent reduction of 2005 greenhouse gas emissions (GHG) levels by 2030.

By 2017, Canada had only reduced its emissions by four per cent over 2005 levels, while New Brunswick had reduced its emissions by 24 per cent. By 2017, NB Power had already achieved more than twice the historic goal that was agreed by those nations in Paris. NB Power did this by achieving an outstanding 68 per cent reduction over 2005 levels.

NB Power didn't achieve these outstanding results by luck. These results came about as a result of hard work and prudent investments made on behalf of New Brunswick families and businesses.

Our shareholder, the Province of New Brunswick, has also set one of the most aggressive and progressive renewable portfolio standards in the country. This standard states that by 2020 NB Power must serve at least 40 per cent of its energy requirements from renewable sources.

NB Power is on track to meet this ambitious target.

This year, we sourced approximately 34 per cent of our in-province demand from nuclear power. When coupled with the 40 per cent from renewable-sourced energy, we achieved a 74 per cent non-emitting grid for New Brunswick families and businesses.

In order to achieve these results, NB Power decommissioned fossil-fuel-fired generators. We invested significantly, but prudently, in renewable and carbon-free generation sources. We invested in smart grid and customer programs such as Energy Smart NB. And, we have done this while maintaining competitive and stable rates – minimizing rate increases over the past eight years (averaged slightly



more than one per cent), and maintaining a diverse generation profile to ensure reliable power for our customers. NB Power took these steps to build a sustainable grid for New Brunswickers and to reduce electric bills across the province through the efficient and smart use of electricity.

Some key milestones on our mission to decarbonize New Brunswick's electric system are

- adding 311 megawatts of wind energy across New Brunswick starting in 2007, for a reduction of 600,000 tonnes of GHG emissions per year
- decommissioning the coal-fired facility at Grand Lake in 2010, for a reduction of 400,000 tonnes of GHG per year
- decommissioning the fossil-fuel-fired facility at Dalhousie in 2012, for a reduction of 1,900,000 tonnes of GHG emissions per year
- refurbishing the world's first CANDU-6 nuclear reactor in 2012, for a continued reduction of 4,000,000 tonnes of GHG emissions per year
- completing a series of requests for approximately 80 megawatts of new community-based wind energy in 2017, for an anticipated reduction of up to 200,000 tonnes of GHG emissions per year

Looking forward, NB Power has completed extensive public consultations and studied the Mactaquac Life Achievement Project. If pursued, it would continue to save up to 1,300,000 tonnes of GHG emissions per year.

On behalf of its customers, NB Power is also working hard to develop the smart grid of the future through the Energy Smart NB program. It is anticipated that by 2042 this program will see a further reduction of up to 1,100,000 tonnes of GHG emissions per year.

That's 9.5 million tonnes of GHG emissions per year – the equivalent of 2.5 million cars coming off the roads.

NB Power is also pursuing alternative fuels for producing electricity by partnering with an innovative firm that is developing the use of hydrogen, an abundant and GHG-free fuel that could revolutionize the energy industry.

Also noteworthy is NB Power's work in advancing nuclear energy, another type of carbon-free electrical generation, with the pursuit of small modular nuclear reactors. This work will make New Brunswick a world-wide centre of excellence in the research, development, and potential demonstration in the next generation of safe and efficient nuclear energy.

At NB Power, our team knows we have more work to do to further reduce our carbon footprint. On behalf of our customers, we are committed to achieving further reductions for future generations through an economically sustainable approach.



MANAGEMENT'S DISCUSSION AND ANALYSIS

Content	Purpose
Financial and operating performance factors	Identifies and explains the effect of factors contributing to variability in earnings
Financial performance	Provides a summary of the year's key financial results
Financial results	Explains the financial results for 2018/19 including a year-over-year variance analysis
Regulatory balances	Explains the impact of the regulatory deferrals
Capital resources	Identifies and explains changes to capital resources
Capital management	Identifies and explains debt reduction objective and strategy
Critical accounting policy changes	Describes changes in accounting policies and their impact on the consolidated financial statements
Significant accounting estimates	Explains the estimates made and how they impact earnings
Risk management	Describes how NB Power manages risk in order to create, preserve and realize value

FINANCIAL AND OPERATING PERFORMANCE FACTORS

Variability In Earnings

NB Power operates in a complex and dynamic business environment with a variety of risks and uncertainties that could impact the achievement of its business objectives. This business environment leads to large components of the utility's earnings being outside management's direct control resulting in the potential for significant swings in year-to-year results. Although management cannot control these risks and uncertainties, every effort is made to influence and/or manage them through NB Power's Risk Management Framework (see page 37 for more details). Additional details regarding the primary risks and uncertainties and the potential impact on earnings is found below.

Hydro based generation

NB Power's hydro generating system is referred to as a run-of-the river system where little or no water storage is available. This results in significant annual variability in hydro generation output as it is dependent on the amount and timing of rainfall. Hydro is NB Power's lowest-cost fuel for generating electricity. Annual hydro generation has ranged from 77 to 132 per cent of the planned output over the past 10 years. This variability affects the cost of generation. When hydro flows are below planned levels, other more expensive fuels must be used, increasing the cost of generation or purchased power costs. When hydro flows are higher than planned levels, hydro generation reduces the use of more expensive fuels and reduces the cost of generation.

Hydro generation accounted for approximately 13 per cent of total production in 2018/19. Hydro generation is a zero cost fuel therefore there is no hydro component included in fuel and purchased power costs. In 2018/19, hydro net generation was 77 per cent of long-term average. As a result of these historically low hydro levels, supply costs increased by $16 million due to higher cost replacement energy, as compared to 2017/18 where hydro net generation was 92 per cent of long-term average.

A five per cent change in the hydro flows from the long-term average will result in net earnings variability of approximately $8-$11 million dollars.

77%

Hydro Net Generation (per cent of long-term average)



100
80
60
40
20
0
2018/19
2017/18

84.1%

PLNGS Net Capacity Factor (percentage)


100
80
60
40
20
0
2018/19
2017/18

Nuclear based generation

NB Power has one nuclear generating station. Nuclear is NB Power's second lowest-cost fuel for generating electricity. Effective operation of the Point Lepreau Nuclear Generating Station (PLNGS) is essential for NB Power's positive financial performance. When nuclear generation is below planned levels, other more expensive fuels are used, increasing the cost of generation or purchased power costs. Reliability risks are being addressed through PLNGS's excellence plan which focuses on leadership, process, equipment, safety, and operational excellence.

PLNGS supplied approximately 27 per cent of total supply requirements in 2018/19, which represents approximately four per cent ($30 million) of total fuel and purchased power costs. PLNGS's capacity factor was 84.1 per cent in 2018/19 compared to 89.3 per cent in 2017/18. This decrease in capacity factor of 5.2 per cent from the previous year was due to a longer planned maintenance outage and resulted in supply costs increasing by $18 million as compared to 2017/18.

A two per cent change in PLNGS capacity factor will result in net earnings variability of approximately $7-$10 million dollars.

Electricity purchases

NB Power purchases electricity when lower cost energy is available. Purchases primarily displace internal fossil fuel generation, depending on world fossil fuel prices. The market price of electricity changes hour to hour and is set primarily by the New England electricity market. NB Power enters into forward purchase contracts for electricity purchases to mitigate some the volatility of market price fluctuation. Electricity purchases represented approximately 34 per cent of NB Power's total supply requirements in 2018/19, and approximately 59 per cent ($443 million) of total fuel and purchased power costs.

The average of the New England on-peak prices was $44.09 USD/MWh compared to $45.84 USD/MWh in 2017/18. These lower average market prices in 2018/19 resulted in decreased supply costs of $2 million.

A $5 change in electricity prices will result in net earnings variability of approximately $6-$14 million.

Natural gas based electricity purchases

NB Power has two in-province power purchase agreements that have a portion of the price based on the market price for natural gas. When there is certainty around specific market price exposures, NB Power enters into forward purchase contracts for 80-100 per cent of the forecasted natural gas requirements. In the Atlantic region, there is currently uncertainty around the future supply of natural gas due to the declining supply from off-shore natural gas facilities located off the Atlantic coast. Due to this uncertainty, NB Power has limited ability to mitigate the financial risk of price volatility, leaving NB Power exposed to natural gas price risk.

These power purchase agreements represented approximately five per cent of total supply in 2018/19 and approximately 14 per cent ($107 million) of the total fuel and purchased power costs.

Natural gas prices ranged from $2.13 to $16.50 USD/mmbtu in 2018/19 compared to $1.11 to $52.22 in 2017/18. Natural gas prices were higher on average in 2018/19 and resulted in increased supply costs of $5 million compared to 2017/18.

A $1 change in natural gas prices will result in net earnings variability of approximately $5-$10 million.

Coal/petcoke based generation

Coal and petcoke are normally purchased through tendered contracts from a number of counterparties. Coal is purchased at indexed or firm fixed prices whereas a floating price component is typically built into petcoke contracts in which the purchase price is reflective of an index price at the time the petcoke is delivered.

Coal and petcoke based generation represented approximately 19 per cent of total supply in 2018/19 and approximately 17 per cent ($134 million) of the fuel and purchased power costs.

In 2018/19, coal was purchased under firm fixed price contract. The coal supply costs were comparable to 2017/18. In 2018/19, the average price of petcoke was $94.21 USD/ton compared to $66.02 USD/ton in 2017/18. These higher average petcoke prices resulted in increased supply costs of $17 million compared to 2017/18.

A $5 change in coal and petcoke prices will result in net earnings variability of approximately $2-$7 million.

$69.93

Heavy Fuel Oil Price
($US/bbl average)



80
70
60
50
40
30
20
10
0
2018/19
2017/18

Heavy fuel oil based generation

Heavy fuel oil is subject to market price fluctuations. To minimize short-to-medium-term heavy fuel oil price exposure, NB Power typically enters into forward purchase contracts for its forecasted in-province and firm export heavy fuel oil requirements.

Heavy fuel oil generation represented approximately two per cent of total supply in 2018/19 and approximately six per cent ($51 million) of fuel and purchased power costs.

Heavy fuel oil prices ranged between $48-$74 USD/barrel in 2018/19 compared to $40-$60 USD/barrel in 2017/18. This increase in average prices resulted in increased supply costs of $8 million.

A $5 change in heavy fuel oil prices will result in net earnings variability of approximately $2-$3 million.

Exchange rates

NB Power is exposed to foreign exchange risk when purchases of fuel and purchased power in US dollars are not offset by revenue received in US dollars. NB Power typically enters into forward purchase contracts for US dollar requirements net of expected US dollar revenue.

The value of the Canadian dollar, against the US dollar, varied between $1.26 and $1.36 at different times of the year. This is compared to $1.21-$1.37 in 2017/18. This change in foreign exchange rates resulted in an additional cost of fuel and purchased power of $14 million compared to 2017/18.

A change of $0.05 in the foreign exchange rate will result in net earnings variability of approximately $16-$20 million.

Nuclear investment funds

NB Power has established the decommissioning segregated fund, used nuclear fuel segregated fund and nuclear fuel waste trust fund in order to meet the *Nuclear Fuel Waste Act* requirements. The investments in these funds are exposed to financial market risk and impact NB Power's results as described on page 31 under Other Expenses and Income.

Higher investment returns resulted in increased net earnings of $24 million compared to 2017/18.

A one per cent change in investment earnings will result in net earnings variability of approximately $12-$18 million.

Significant weather events

Significant weather events have the ability to significantly impact financial results. Costs associated with these events are one-time expenditures and are an uncontrollable expense.

There was an increase of $8 million in OM&A in 2018/19 due to significant weather events compared to 2017/18.

In the past six years, NB Power has experienced four major weather events causing significant variability in earnings with each. These events ranged in cost from $8 to $30 million.

FINANCIAL PERFORMANCE

Financial performance (in millions)	2018/19	2017/18
Net earnings	$20	$23
Operating earnings	226	253
Cash provided by operating activities	179	306
Cash used in investing activities	(375)	(192)
Total net debt at end of year	4,940	4,767
Increase (decrease) in net debt	$173	$(133)

$20

Net Earnings
(in millions of dollars)



25
20
15
10
5
0
2018/19
2017/18

Financial Performance Highlights

NB Power's net earnings were $20 million for the year ended March 31, 2019. This is a reduction of $3 million from the 2017/18 net earnings of $23 million. Although NB Power realized higher investment income on nuclear fund investments over 2017/18, net earnings were negatively impacted by lower operating earnings and an increase in finance costs.

NB Power generated operating earnings of $226 million for the year compared to $253 million for the prior year. The decrease in operating earnings of $27 million was largely the result of an increase in expenses. Expenses increased in all expense categories including fuel and purchased power, operations, maintenance and administration, depreciation and amortization as well as taxes. The expenses were $72 million or five per cent higher than 2017/18. The higher expenses were partially offset with increased in-province, out-of-province and miscellaneous revenue of $45 million.

Cash provided by operating activities was $179 million for the year. This represents a $127 or 40 per cent decrease over the previous year. Increased expenses and increased fuel inventory contributed to this decrease in cash.

Cash used in investing activities was $375 million compared to $192 million in 2017/18. In 2018/19, cash used in investing activities was $183 million or 95 per cent higher than 2017/18. This increase is largely the result of decreased cash proceeds, as well as higher capital expenditures and the acquisition of the Bayside Generating Station from Emera Energy Inc.

Net debt as at March 31, 2019 was $4,940 million, $173 million higher than at the end of the year 2017/18. The increase in net debt was primarily attributable to decreased cash flow from operating activities as well as increased cash used in investing activities.

$173

Increase in Net Debt
(in millions of dollars)



200
150
100
50
0
-50
-100
-150
2018/19
2017/18

FINANCIAL RESULTS

Revenue

Revenue overview (in millions)	2018/19	2017/18
Sales of electricity		
In-province	$1,416	$1,402
Out-of-province	293	265
Miscellaneous	87	84
Total revenue	**1,796**	**$1,751**
Per cent increase year over year	**3%**	**3%**

In-province sales of electricity

In-province sales of electricity represent the sale of electricity to all customer classes within New Brunswick.

Residential customers account for approximately 50 per cent of the total in-province electricity sales (including indirect wholesale customers). The residential class is made up of mostly year round domestic customers, but also includes some non-domestic customers such as farms and churches. Due to a high penetration of electric space and water heating, changes in weather patterns can create volatility in residential loads. Weather and growth changes are mitigated by energy efficiency and demand side management programs.

General service energy accounts for about 18 per cent of total in-province electricity sales and includes commercial and institutional customers. General service sales are also impacted by weather variations.

Industrial customers account for about 31 per cent of total in-province electricity sales and are divided into two groups: industrial transmission sales (to customers who are served at transmission voltages of 69 KV and above) and industrial distribution sales (served at distribution voltages of 25 KV or less). They are spread out over many industries, with the majority serving the pulp and paper industry. Changes in industrial loads are driven by general economic conditions.

In-province sales of electricity (in millions)	2018/19	2017/18
Residential	$671	$638
Industrial	302	333
General service	299	292
Wholesale	119	113
Street lights	25	26
Total	**$1,416**	**$1,402**
Per cent increase year over year	1%	3%
GWh	**13,206**	**13,170**
Per cent increase year over year	-%	1%

$1,796

Total Revenue
(in millions of dollars)



2000
1500
1000
500
0
2018/19
2017/18

Revenue Analysis

- In-province Sales of Power
- Out-of-province Sales of power
- Miscellaneous

$1,416

Total
In-Province
Sales of Power
(in millions of dollars)



Per cent of total cost by Customer Class

Residential	47%
Industrial	21%
General Service	21%
Wholesale	9%
Street Lights	2%

In-province sales of electricity totaled $1,416 million in 2018/19, representing a $14 million or one per cent increase compared to 2017/18. The increase is mainly due to colder weather in 2018/19 and a system wide average rate increase of 0.88 per cent on August 1, 2018. Electricity sales volumes to New Brunswick customers were 13,206 GWh, up 36 GWh. The increase in sales volumes is attributable primarily to the residential rate class.

Out-of-province sales of electricity

Out-of-province sales of electricity represent the sales outside New Brunswick to other neighbouring Canadian provinces and the United States. These sales are subject to general market conditions in other jurisdictions and local (provincial or state) energy policy mandates. The sales can be by way of contract awarded through a tendering process or through the daily open market bidding. The sales are dependent on New Brunswick surplus generation and transmission availability.

NB Power and NB Energy Marketing engage in the sale of electricity to external markets. The sales include long-term sales contracts as well as short-term sales in the US market and to other Canadian utilities. These sales are subject to

- availability of NB Power generation resources, based on in-province energy requirements and planned unit generator maintenance schedules
- availability of interconnection purchases
- market prices
- fuel prices
- foreign exchange rates
- availability of export sales contracts and competition for these contracts

Out-of-province sales of electricity (in millions)	2018/19	2017/18
Revenue	$293	$265
Per cent increase year over year	11%	6%
GWh	3,373	3,491
Per cent (decrease) increase year over year	(3%)	4%

Out-of-province sales of electricity totaled $293 million in 2018/19, representing a $28 million or 11 per cent increase over 2017/18. Revenue increased despite an overall decrease in volumes of 118 GWh or three per cent, mainly due to higher sales prices realized on new contracts to serve customer loads in Maine, higher Canadian opportunity sales as well as new forward capacity market revenue.

$293

Out-of-province Sales of Power (in millions of dollars)



300
250
200
150
100
50
0
2018/19
2017/18

Miscellaneous revenue

Miscellaneous revenue is the revenue generated from sources other than electricity sales.

Miscellaneous revenue (in millions)	2018/19	2017/18
Net transmission revenue and expense	$22	$25
Water heater rentals	22	21
Other miscellaneous income	22	24
Customer related revenue	17	10
Pole attachment fees	4	4
Total	$87	$84
Per cent increase year over year	4%	11%

In 2018/19, miscellaneous revenue increased by $3 million or four per cent compared to 2017/18. This was mainly due to the adoption of IFRS 15 - *Revenue from Contracts with Customers*. NB Power is party to a joint use agreement whereby assets are shared between parties. This contract meets the recognition criteria under IFRS 15 and the revenue from the contract was recorded. The adjustment increased miscellaneous revenue by $7 million. Without the adoption of IFRS 15 miscellaneous revenue would have been $80 million.

Expenses

$1,570

Total Expenses by Classification (in millions of dollars)



Per cent of total cost

- Fuel and Purchased Power 48%
- OM&A 32%
- Depreciation and Amortization 17%
- Taxes 3%

Expenses overview (in millions)	2018/19		2017/18	
	$	%	$	%
Fuel and purchased power	$761	48	$727	48
Operations, maintenance & administration	493	32	474	32
Depreciation and amortization	271	17	253	17
Taxes	45	3	44	3
Total	$1,570	100%	$1,498	100%
Per cent increase year over year		5%		3%

Fuel and purchased power

NB Power optimizes a diverse portfolio of generation and external purchases to supply in-province and out-of-province customers. The cost of generation and the cost of purchases can vary significantly year over year. NB Power's generation facilities are fueled with the following types of fuel

- nuclear fuel (uranium)
- coal
- petcoke
- heavy fuel oil
- hydro

As well, NB Power purchases electricity from independent power producers by way of power purchase agreements. These agreements include purchases from

- hydro generation
- wind generation
- other renewable generation
- natural gas

Fuel and purchased power (in millions)	2018/19		2017/18	
	$	%	$	%
Hydro	-	-	-	-
Nuclear	29	4	36	5
Thermal	178	23	175	24
Purchases	554	73	516	71
Total	$761	100%	$727	100%
Per cent increase year over year		5%		4%

The cost of fuel and purchased power was $761 million in 2018/19, an increase of $34 million from 2017/18. The variance is largely the result of an unfavourable price variance of $55 million, an unfavourable supply mix variance of $2 million partially offset by a favourable volume variance of $23 million.

The higher prices of fuel and purchased power resulted in increased costs of $55 million over 2017/18. The market prices for 2018/19 increased for electricity, petcoke, heavy fuel oil, natural gas, and coal. These increased costs were partially offset by favourable nuclear fuel prices.

The availability of generating stations, market conditions and prices of fuels has a significant impact on the generation supply mix utilized at any given time. NB Power strives to optimize the diversity of its portfolio to minimize the impact of these changes by balancing internal generation with external power purchases. The supply mix resulted in an unfavourable variance of $2 million in 2018/19. This was mainly due to reduced hydro and nuclear based generation. These are NB Power's lowest-cost fuels for generating electricity, lower output increases the replacement cost resulting in higher fuel and purchased power costs. A decrease in generation from PLNGS in 2018/19 was a result of a longer planned maintenance outage at PLNGS compared to 2017/18.

$761

Fuel and Purchased Power
(in millions of dollars)



Per cent of total cost

Nuclear	4%
Thermal	23%
Purchases	73%

17,535 GWh

GWh Production



Per cent of total GWh Production

Hydro	13%
Nuclear	28%
Thermal	21%
Purchases	38%

Historically low hydro levels also increased the supply mix cost. These increased supply costs were largely mitigated by optimizing other fleet assets and contracts.

Total net generation and purchased power in 2018/19 was 16,924 GWh, a decrease of 89 GWh from 2017/18 or one per cent. The decreased supply was due to lower export sales volumes partially offset by higher in-province volumes which resulted in a reduction in fuel in purchased power costs of $23 million.

NB Power has registered under Canada's carbon pollution pricing system for large industry for Coleson Cove, Belledune and Bayside generation stations. This policy was effective January 1, 2019. This resulted in an estimated carbon tax expense of $2 million included in fuel and purchased power expense in 2018/19. The estimate is based on the current proposed legislation and regulations and could differ from the actual expense once finalized.

$493

Operations, Maintenance and Administration Expenses (in millions of dollars)



500
400
300
200
100
0
2018/19
2017/18

Operations, maintenance and administration (OM&A)

These expenses are those costs related to the OM&A of NB Power's 14 generating facilities, the distribution and transmission infrastructure, which includes over 21,200 km of distribution lines and 6,900 km of transmission lines as well as corporate services. OM&A also includes Energy Smart NB activities that support reducing and shifting demand through investments in technology, educating customers and promoting efficiencies, and offering new products and services.

Continuous improvement is an integral part of NB Power's Corporate Excellence goals. NB Power is committed to creating a culture of continuous improvement and all employees are encouraged to suggest opportunities for improvement and participate in improvement initiatives. Employees from all corners of the company continue to exceed yearly targets in delivering greater value to its customers through improved work processes, and financial savings. In 2018/19 NB Power has realized approximately $19 million savings, resulting in both cash savings and other benefits such as avoided costs, reduced frustration and increased productivity. These savings are used to offset additional unexpected costs and fund new opportunities. This work also includes regional cooperation efforts with other utilities aimed at realizing savings through the sharing of best practices.

See Note 20 of NB Power's consolidated financial statements for OM&A by category.

Operations, maintenance and administration (in millions)	2018/19	2017/18
Operations, maintenance and administration expenses	$493	$474
Per cent increase (decrease) year over year	4%	(1%)

OM&A costs were $493 million in 2018/19, a $19 million or four per cent increase compared to 2017/18.

The increase in OM&A expenses in 2018/19 was due to an increase in labour costs as a result of union wage increases, filling vacant positions to meet workforce requirements, and higher costs for emergency restoration efforts for storms. These increases were partially offset by a decrease in regular maintenance work completed at PLNGS due to a major planned maintenance outage (see depreciation and amortization section) and various initiatives resulting in cost savings.

NB Power is party to a joint use agreement whereby assets are shared between parties. This contract meets the recognition criteria under IFRS 15-*Revenue from Contracts with Customers* and the revenue and corresponding expenses from the contract were recorded. The adjustment increased OM&A costs by $7 million. In 2018/19, without the adoption of IFRS 15 OM&A would have been $486 million.

Depreciation and amortization

Depreciation and amortization expense is primarily driven by NB Power's capital investment in the generating, transmission and distribution systems. Depreciation and amortization in any given year is a function of the costs capitalized (additions) offset by property plant and equipment that have become fully depreciated during the year. Since the adoption of IFRS on April 1, 2014, NB Power has been capitalizing planned maintenance outages. This is cyclical work that is required for safe operation of the generating stations. The useful life of the planned maintenance outage is based on the frequency of the outage. Depreciation of property, plant and equipment is based on a straight-line method of depreciation over the estimated useful service lives of the assets. Useful lives are reviewed annually and external studies performed every five years and rates are updated as required.

Depreciation and amortization (in millions)	2018/19	2017/18
Depreciation and amortization	$271	$253
Per cent increase year over year	7%	9%

Depreciation and amortization costs were $271 million in 2018/19, an $18 million or seven per cent increase compared to 2017/18. Depreciation and amortization continues to increase year over year primarily due to the capitalization of major inspections and overhauls. The related components have estimated service lives of 2-8 years resulting in higher depreciation. In 2018/19 the increase was mainly due to the PLNGS planned maintenance outage, as well as other increases to capital expenditures.

$271

Depreciation and Amortization (in millions of dollars)


300
250
200
150
100
50
0
2018/19
2017/18

Taxes

Taxes expense is comprised of property, utility and right-of-way taxes. Property tax is assessed by the Province of New Brunswick and based on assessed values of NB Power's properties. Utility tax expense is driven by NB Power's capital investment in the transmission and distribution systems and based on the net book value of NB Power's transmission and distribution assets.

Taxes (in millions)	2018/19	2017/18
Taxes	$45	$44
Per cent increase year over year	2%	2%

Taxes were $45 million in 2018/19, a $1 million or two per cent increase compared to 2017/18. Taxes increased year over year primarily due to increases to the utility tax base, which increases with increases in the net book value of property, plant and equipment.

$196

Other Expenses and Income (in millions of dollars)



250
200
150
100
50
0
2018/19
2017/18

Other Expenses and Income

Other expenses and income include finance costs less investment income, and mark-to-market of investments. These expenses and income have the potential for variability due to changes in market values, discount rates, and interest rates.

See Note 23 of NB Power's consolidated financial statements for the finance costs by category.

Other expenses and income (in millions)	2018/19		2017/18	
	$	%	$	%
Finance costs	$287	146	$264	122
Sinking funds and other investment income	(37)	(19)	(17)	(8)
Mark-to-market of fair value through profit or loss investments	(54)	(27)	(30)	(14)
Total	**$196**	**100%**	**$217**	**100%**
Per cent (decrease) increase year over year		**(10%)**		**11%**

Other expenses and income was $196 million in 2018/19, a $21 million or 10 per cent decrease from 2017/18. The favourable variance was mainly due to positive market conditions which led to an increase in the gains on the investments year over year, partially offset by higher finance costs.

REGULATORY BALANCES

Regulatory balances are recognized for rate setting and financial reporting purposes if the New Brunswick Energy and Utilities Board (EUB) approves the regulatory treatment or if management believes the regulatory treatment is probable. Regulatory debit balances represent costs incurred in excess of amounts billed to the customer at EUB approved rates. Regulatory credit balances represent amounts billed to the customer at EUB approved rates in excess of costs incurred by NB Power. NB Power has the following regulatory balances.

Regulatory balances (in millions)	2018/19		2017/18	
	$	%	$	%
PLNGS	$792	90	$814	91
PDVSA	87	10	76	9
AFUDC	5	-	4	-
Total	$884	100%	$894	100%
Per cent (decrease) year over year		(1%)		(11%)

Regulatory Balance - Point Lepreau Nuclear Generating Station (PLNGS) Refurbishment

A legislated regulatory balance[1] was created for non-capital costs incurred during the refurbishment period of the PLNGS (March 28, 2008 through November 23, 2012). The refurbishment of the PLNGS enables electricity to be provided to future generations of customers. The deferral and amortization of these costs over the life of the Station allows the costs to be matched with the customers that will benefit from the use of the asset. The regulatory balance consists of the period costs of the nuclear division, net of any revenue, and the additional costs to supply energy during the period of refurbishment. These amounts are to be recovered over the operating life of the refurbished PLNGS and are to be reflected in the charges, rates and tolls charged to customers.

During 2018/19, $22 million in changes to regulatory balances were charged to earnings.

[1] *Section 139 of the Electricity Act provides for the establishment of this regulatory deferral related to the refurbishment of the Point Lepreau Generating Station.*

Regulatory Balance – Lawsuit Settlement With Petroleos De Venezuela S.A. (PDVSA)

A regulatory balance was created for the purpose of returning the benefit of the lawsuit settlement with PDVSA to customers in a levelized manner. The levelized benefit is being paid to customers over 17 years (five years remaining as of March 31, 2019). NB Power is recovering the depreciation and interest savings over the life of the Coleson Cove Generating Station.

During 2018/19, $11 million in changes to regulatory balances were recognized in earnings. This was comprised of $24 million of a levelized benefit to customers, $4 million of interest charges partially offset by $17 million in amortization and interest savings resulting from the lawsuit settlement.

Regulatory Balance – Allowance for Funds Used During Construction (AFUDC)

As at March 31, 2019, NB Power has a regulatory balance related to AFUDC for transmission assets. AFUDC represents a notional cost of capital allowance allowed by the regulator to be capitalized into the rate base. It is calculated monthly on capital construction projects and added to the regulatory balance. AFUDC is based on NB Power's weighted average cost of capital and is amortized over the future life of the related assets and is expected to be recoverable through the Open Access Transmission Tariff (OATT).

During 2018/19, $1 million in changes to regulatory balance were recognized in earnings.

CAPITAL RESOURCES

NB Power raises its capital through operating activities and through short and long-term borrowings. NB Power borrows from the Province of New Brunswick in order to take advantage of the Province of New Brunswick's credit rating. NB Power pays an annual debt portfolio fee and interest on short and long-term debt to the Province of New Brunswick. Interest rates on short-term debt ranged from a low of 0.7 per cent to a high of 1.75 per cent during the year. Interest rates on long-term debt ranged from a low of 1.6 per cent to a high of 9.8 per cent. NB Power's ability to pay down debt (financing activities) is impacted by operating and investing activities.

Cash Flow Highlights

Cash flow highlights (in millions)	2018/19	2017/18	Change
Cash provided by operating activities	$179	$306	($127)
Cash used in investing activities	(375)	(192)	(183)
Cash provided by (used in) financing activities	194	(109)	303
(Decrease) increase in cash	($2)	$5	($7)

Operating activities

Cash provided by operating activities is the cash generated by NB Power's core business activities. These activities include the sale of electricity and miscellaneous revenue less the cost to generate revenue.

Cash provided by operating activities was $179 million in 2018/19, a $127 million or 42 per cent decrease from 2017/18. The largest factor was cash paid to suppliers and employees, which increased by $100 million. Higher fuel and purchased power costs, OM&A costs and increased fuel inventory contributed to the reduction in cash. Also contributing to the reduction in cash from operating activities was lower cash receipts from customers and lower customer contributions partially offset by lower post-employment benefits paid.

Investing activities

Cash used in investing activities are those cash flows generated or used in the purchase or sale of long-term assets and investments. Utilities are a capital intensive industry. NB Power continues to invest in its system to ensure high system reliability. NB Power has also invested in new technologies in order to ensure the most reliable and efficient electricity grid. This includes investments in the planning of advanced metering infrastructure and Energy Smart NB.

Cash used in investing activities was $375 million in 2018/19, a $183 million or 95 per cent increase from 2017/18. Cash used in investing activities in 2017/18 was higher than the previous year due to a decrease in cash proceeds. This decrease in proceeds is the main driver for the increase in investing activities in 2018/19. Other drivers of the increase are the acquisition of the Bayside Generating Station, as well as higher regular and outage related capital expenditures.

Financing activities

Financing activities are the transactions with external parties such as shareholders and creditors and include activities such as changes in debt and sinking fund installments and redemptions. These activities are undertaken by NB Power to raise capital (short and long-term borrowings) to fund operations or capital investments.

Financing activities (in millions)	2018/19	2017/18	Change
Proceeds from long-term debt	$600	$408	$192
Debt retirements	(410)	(420)	10
Increase (decrease) in short-term indebtedness	27	(106)	133
Sinking fund installments	(42)	(44)	2
Sinking fund redemptions	19	53	(34)
Cash provided by (used in) financing activities	**$194**	**($109)**	**$303**

Cash provided by financing activities was $194 million in 2018/19, a $303 million increase from 2017/18, where cash used in financing activities was $109 in 2017/18.

$375

Investing Activities (in millions of dollars)



400
350
300
250
200
150
100
50
0
2018/19
2017/18

$4,940

Total Net Debt
in millions of dollars)



5000
4000
3000
2000
1000
0
2018/19
2017/18

93%

Net debt
in capital structure
(percentage)



100
80
60
40
20
0
2018/19
2017/18

CAPITAL MANAGEMENT

NB Power's target debt/equity ratio is 80/20 as prescribed in the *Electricity Act*. NB power is committed to making steady progress towards this goal while also maintaining NB Power's commitment to competitive rate increases. Debt reduction is necessary so that NB Power has the flexibility to respond to changing markets and technologies and to better prepare for future investment requirements.

Net debt (in millions)	2018/19	2017/18
Long-term debt	$4,159	$3,997
Current portion of long-term debt	450	410
Short-term indebtedness	897	871
Sinking fund receivable	(562)	(505)
Cash	(4)	(6)
Total net debt	**$4,940**	**$4,767**
Retained earnings	$490	$470
Accumulated other comprehensive income (AOCI)	(113)	(132)
Total capital	**$5,317**	**$5,105**
Percentage of net debt in capital structure	**93%**	**93%**

Net debt increased by $173 million in 2018/19 compared to a decrease of $133 million in 2017/18. NB Power experienced earnings challenges in 2018/19 which led to a decrease in cashflows from operating activities. In addition to the decrease in operating activities NB Power increased its investment in capital (investing activities). The decrease in operating activities and the increase in investments, including increased capital expenditures and the acquisition of the Bayside Generating Station, both result in increased requirements from financing activities. This was largely funded by both long-term debt and short-term indebtedness in 2018/19.

NB Power's percentage of net debt in capital structure remained unchanged in 2018/19 compared to a decrease of one per cent in 2017/18.

CRITICAL ACCOUNTING POLICY CHANGES

Adoption Of Accounting Standards And Changes In Accounting Policies

IFRS 9 – *Financial Instruments*

Effective April 1, 2018, NB Power has adopted IFRS 9, *Financial Instruments*. This standard replaces IAS 39 *Financial Instruments: Recognition and Measurement*. IFRS 9 sets out requirements for the recognition and measurement of financial assets and financial liabilities. As a result of the adoption of IFRS 9, NB Power adopted consequential amendments to IAS 1 *Presentation of Financial Statements* as well as consequential amendments to IFRS 7 *Financial Instruments*. IAS 1 requires the impairment of financial assets to be presented as a separate line item in the statement of earnings. Due to materiality considerations the impairment losses are not disclosed separately and are included in operations, maintenance and administration costs.

IFRS 15 – *Revenue from Contracts with Customers*

Effective April 1, 2018, NB Power adopted IFRS 15, *Revenue from Contracts with Customers*. It replaces IAS 18 *Revenue*, IAS 11 *Construction Contracts* and related interpretations. IFRS 15 was adopted retrospectively using the cumulative effect method with any adjustments recognized in the opening balance of retained earnings as at April 1, 2018. Comparative information has not been restated and continues to be reported under IAS 18, *Revenue* and related interpretations. The new standard is intended to improve the usefulness of information provided to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from a contract with a customer.

Please refer to Note 2(d) of the Financial Statements for the details on the transition to IFRS 15 and IFRS 9. The new accounting policies can be found in Note 3(j) Revenue and Note 3(n) Financial instruments.

Future Changes

Please refer to Note 2(e) of the Financial Statements for a listing of new standards to be implemented.

SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGEMENTS

Please refer to Note 2(b) and 2(c) of the Financial Statements for a listing of NB Power's significant accounting estimates and judgments.

RISK MANAGEMENT

NB Power faces a number of risks in the fulfillment of its mission and mandate. These include a number of market-driven financial risks such as energy and commodity prices and foreign exchange and interest rates. They also include strategic risks including

- failure to meet income targets dues to areas of risk of material uncertainty and other one-time costs
- climate change risk
- regulatory risk
- distributed energy resources risk
- innovation and digital transformation risk
- stakeholder engagement and brand reputation

These risks can influence cash flow, earnings and the ability to provide value to stakeholders.

Effective risk management is a necessity and an integral part of good business practices. NB Power manages its risks through systematic, proactive and integrated processes to identify, understand, manage and communicate risks that may impact NB Power's ability to achieve its strategic objectives. These integrated processes are designed to balance the objectives of

- identifying threats that affect the achievement of NB Power's mission and mandate
- mitigating the consequences of negative occurrences
- prioritizing initiatives and detecting and responding to changes in the business environment
- balancing the upside of opportunity and the downside of risk to optimize returns from risk taking activities
- taking advantage of opportunities to provide benefits to all stakeholders

Market-driven financial risk is managed through NB Power's Financial Risk Management policies. As such, NB Power undertakes to complete financial risk management activities where possible such as the use of physical and financial instruments like forward purchase contracts to help improve the predictability of the underlying commodity costs and foreign exchange rates.

Other risks are managed through NB Power's Enterprise Risk Management Policy. Enterprise risk processes are implemented to help ensure risk that could prevent achieving other organization goals are identified, evaluated, and managed through the implementation of response plans and process controls.

NB Power manages these risks through an integrated control framework, senior management oversight and effective Board governance.



CONSOLIDATED STATEMENT OF FINANCIALS

KPMG

KPMG LLP
Frederick Square, TD Tower
700-77 Westmorland Street
Fredericton NB E3B 6Z3
Canada
Tel (506) 452-8000
Fax (506) 450-0072

INDEPENDENT AUDITORS' REPORT

To the Honourable Jocelyne Roy-Vienneau,
Lieutenant-Governor of New Brunswick
Fredericton, New Brunswick

Your Honour,

Opinion

We have audited the consolidated financial statements of New Brunswick Power Corporation (the Entity), which comprise:

- the consolidated statement of financial position as at March 31, 2019
- the consolidated statement of earnings
- the consolidated statement of comprehensive income for the year then ended
- the consolidated statement of equity for the year then ended
- the consolidated statement of cash flows for the year then ended
- and notes to the financial statements, including a summary of significant accounting policies

(Hereinafter referred to as the "financial statements").

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Entity as at March 31, 2019, and its financial performance, and its cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRS).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the "***Auditors' Responsibilities for the Audit of the Financial Statements***" section of our auditors' report.

KPMG

We are independent of the Entity in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada and we have fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Other Information

Management is responsible for the other information. Other information comprises:

- the information included in Management's Discussion and Analysis.

Our opinion on the financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit and remain alert for indications that the other information appears to be materially misstated.

We obtained the information included in Management's Discussion and Analysis as at the date of this auditors' report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in the auditors' report.

We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Entity's ability to continue as a going concern, disclosing as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Entity or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Entity's financial reporting process.

Auditors' Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are/is free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit.

We also:

- Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

  The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Entity's internal control.

- Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

- Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Entity's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors' report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors' report. However, future events or conditions may cause the Entity to cease to continue as a going concern.

- Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

- Communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.
- Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group Entity to express an opinion on the financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

KPMG LLP

Chartered Professional Accountants

Fredericton, Canada

June 12, 2019

Énergie NB Power

REPORT OF MANAGEMENT

The consolidated financial statements of New Brunswick Power (NB Power) are the responsibility of management and have been prepared in accordance with International Financial Reporting Standards. The preparation of financial statements necessarily involves the use of estimates based on management's best judgment, particularly when transactions affecting the current period cannot be finalized with certainty until future periods. In management's opinion, the consolidated financial statements have been properly prepared within the framework of selected accounting policies summarized in the consolidated financial statements and incorporate, within reasonable limits of materiality, information available up to May 31, 2019. The financial information presented in the Management's Discussion & Analysis (MD&A) and elsewhere in this report is consistent with that in the consolidated financial statements.

Management maintains appropriate systems of internal control which provide reasonable assurance that the Corporation's assets are safeguarded and appropriately accounted for, that financial records are relevant, reliable, and accurate, and that transactions are executed in accordance with management's authorization. This system includes corporate-wide policies and procedures, as well as the appropriate delegation of authority and segregation of responsibilities within the organization. An internal audit function independently evaluates the effectiveness of these controls on an ongoing basis and reports its findings to management and the Audit Committee of the Board of Directors.

The Board of Directors, through the Audit Committee, is responsible for ensuring that management fulfills its responsibility for financial reporting and internal control. The Audit Committee consists entirely of outside Directors. At regular meetings, the Committee reviews audit, internal control and financial reporting matters with management, the internal auditors and the external auditors to satisfy itself that each is properly discharging its responsibilities. The financial statements and the Independent Auditor's Report have been reviewed by the Audit Committee and have been approved by the Board of Directors. The internal and external auditors have full and open access to the Audit Committee with and without the presence of management.

The consolidated financial statements have been examined by KPMG LLP, Chartered Professional Accountants. The external auditor's responsibility is to express its opinion on whether the consolidated financial statements are fairly presented in accordance with International Financial Reporting Standards.

[redacted] Services

NEW BRUNSWICK POWER CORPORATION
CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(Amounts are expressed in millions of Canadian dollars except where indicated)

March 31	Note	2019	2018
Assets			
Current			
Cash		**$ 4**	$ 6
Accounts receivable	5	**305**	248
Materials, supplies and fuel	6	**212**	166
Prepaid expenses		**20**	14
Derivative assets	25	**14**	-
Total current assets		**555**	434
Non-current assets			
Property, plant and equipment	7	**4,495**	4,337
Intangible assets	8	**55**	46
Nuclear decommissioning and used fuel management funds	9	**766**	722
Sinking fund receivable	10	**562**	505
Derivative assets	25	**10**	1
Other assets		**-**	1
Total non-current assets		**5,888**	5,612
Total assets		**6,443**	6,046
Regulatory balances	11	**884**	894
Total assets and regulatory balances		**$ 7,327**	$ 6,940

The accompanying notes form part of the consolidated financial statements

NEW BRUNSWICK POWER CORPORATION
CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(Amounts are expressed in millions of Canadian dollars except where indicated)

March 31	Note	2019	2018
Liabilities and equity			
Current liabilities			
Short-term indebtedness	12	**$ 897**	$ 871
Accounts payable and accrued liabilities		**294**	271
Accrued interest on short and long-term debt		**46**	43
Current portion of long-term debt	13	**450**	410
Derivative liabilities	25	**15**	13
Total current liabilities		**1,702**	1,608
Non-current liabilities			
Long-term debt	13	**4,159**	3,997
Decommissioning and used fuel management liability	15	**915**	825
Post-employment benefits	16	**119**	115
Provisions for other liabilities and charges	17	**47**	45
Derivative liabilities	25	**8**	12
Total non-current liabilities		**5,248**	4,994
Total liabilities		**6,950**	6,602
Shareholder's equity			
Accumulated other comprehensive (loss)		**(113)**	(132)
Retained earnings		**490**	470
Total equity		**377**	338
Total liabilities and equity		**$ 7,327**	$ 6,940

[redacted]poration:



The accompanying notes form part of the consolidated financial statements

NEW BRUNSWICK POWER CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS

(Amounts are expressed in millions of Canadian dollars except where indicated)

For the year ended March 31	Note	2019	2018
Revenue			
Sales of electricity			
In-province		**$ 1,416**	$ 1,402
Out-of-province		**293**	265
Miscellaneous	19	**87**	84
		1,796	1,751
Expenses			
Fuel and purchased power		**761**	727
Operations, maintenance and administration	20	**493**	474
Depreciation and amortization	21	**271**	253
Taxes	22	**45**	44
		1,570	1,498
Operating earnings		**226**	253
Finance costs	23	**287**	264
Sinking funds and other investment income		**(37)**	(17)
Mark-to-market of fair value through profit and loss investments		**(54)**	(30)
Net earnings before changes in regulatory balances		**30**	36
Net changes in regulatory balances	11	**(10)**	(13)
Net earnings		**$ 20**	$ 23

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(in millions)

For the year ended March 31		2019	2018
Net earnings		**$ 20**	$ 23
Other comprehensive income (loss)			
Items that may be reclassified subsequently to earnings			
Net changes in unrealized (loss) on derivatives designated as cash flow hedges		**(1)**	(18)
Amortization of interest settlement		**3**	3
Net changes in unrealized (loss) gain on mark-to-market of nuclear funds		**(6)**	2
Reclassification to income of earnings on nuclear funds		**3**	(5)
Reclassification to income of settled derivatives designated as cash flow hedges		**25**	15
	25	**24**	(3)
Items that will not be reclassified to earnings			
Net actuarial (loss) on post-employment benefits	16	**(5)**	(2)
Other comprehensive income (loss)		**19**	(5)
Total comprehensive income		**$ 39**	$ 18

The accompanying notes form part of the consolidated financial statements

NEW BRUNSWICK POWER CORPORATION
CONSOLIDATED STATEMENT OF EQUITY

(Amounts are expressed in millions of Canadian dollars except where indicated)

	Accumulated other comprehensive income (AOCI)						
	Cash flow hedges	Amortization of Interest settlement	Post-employment benefits actuarial (losses)	Nuclear investment funds	AOCI	Retained earnings	Total equity
Balance, April 1, 2017	$ (20)	$ (45)	$ (70)	$ 8	$ (127)	$ 447	$ 320
Net earnings for the year	-	-	-	-	-	23	23
Other comprehensive income (loss)	(3)	3	(2)	(3)	(5)	-	(5)
Balance, March 31, 2018	(23)	(42)	(72)	5	(132)	470	338
Balance, April 1, 2018	(23)	(42)	(72)	5	(132)	470	338
Net earnings for the year	-	-	-	-	-	20	20
Other comprehensive income (loss)	24	3	(5)	(3)	19	-	19
Balance, March 31, 2019	**$ 1**	**$ (39)**	**$ (77)**	**$ 2**	**$ (113)**	**$ 490**	**$ 377**

The accompanying notes form part of the consolidated financial statements

NEW BRUNSWICK POWER CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS

(Amounts are expressed in millions of Canadian dollars except where indicated)

For the Year Ended March 31	Note	2019	2018
Operating activities			
Cash receipts from customers		**$ 1,732**	$ 1,757
Cash paid to suppliers and employees		**(1,316)**	(1,216)
Customer contributions		**5**	12
Post-employment benefits		**(8)**	(13)
Interest paid		**(234)**	(234)
Cash provided by operating activities		**179**	306
Investing activities			
Expenditures on property, plant and equipment, net of proceeds		**(327)**	(177)
Cash paid net of cash acquired on business combination		**(46)**	-
Used fuel management and decommissioning fund withdrawals		**9**	-
Cash expenditures on decommissioning		**(11)**	(15)
Cash used in investing activities		**(375)**	(192)
Financing activities	24		
Proceeds on long-term debt	13	**600**	408
Debt retirements	13	**(410)**	(420)
Increase (decrease) in short-term indebtedness		**27**	(106)
Sinking fund installments	10	**(42)**	(44)
Sinking fund redemptions	10	**19**	53
Cash provided (used) by financing activities		**194**	(109)
Net cash (outflow) inflow		**(2)**	5
Cash, beginning of year		**6**	1
Cash, end of year		**$ 4**	$ 6

The accompanying notes form part of the consolidated financial statements

NEW BRUNSWICK POWER CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

For the Year Ended March 31, 2019

(Amounts are expressed in millions of Canadian dollars except where indicated)

1. DESCRIPTION OF BUSINESS

New Brunswick Power Corporation (NB Power) is a provincially owned Crown Corporation and was established in the Province of New Brunswick in 1920. NB Power generates, purchases, transmits, distributes and sells electricity and operates under the mandate and authority of the *New Brunswick Electricity Act*. The *New Brunswick Electricity Act* gives the New Brunswick Energy and Utilities Board (EUB) the power to regulate NB Power to ensure customers receive safe, reliable energy services at fair rates and the Province, as shareholder, is afforded a reasonable opportunity to earn a fair return on investment. NB Power has one wholly owned subsidiary, New Brunswick Energy Marketing Corporation (NB Energy Marketing). NB Energy Marketing, also a provincial Crown Corporation, conducts energy trading activities in markets outside of New Brunswick. Its mandate is to purchase electricity to serve load in New Brunswick and outside New Brunswick and to market excess energy generated to other jurisdictions. The financial results of NB Energy Marketing are included in the consolidated financial statements of NB Power.

NB Power and NB Energy Marketing's head offices are located in Fredericton, New Brunswick.

As provincial Crown Corporations, NB Power and NB Energy Marketing are not subject to federal and provincial income taxes.

2. BASIS OF PREPARATION

NB Power's annual audited consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS). These consolidated financial statements have been prepared on the historical cost basis except for derivative instruments (Note 25) and the nuclear decommissioning and used fuel management funds (Note 9). These consolidated financial statements are presented in millions of Canadian dollars, which is the functional currency of NB Power. These consolidated financial statements were authorized for issue by the Board of Directors on June 13, 2019.

a. Assumptions and estimation uncertainty

The preparation of financial statements requires management to make judgments, estimates and assumptions that affect the

- application of accounting policies,
- reported amounts of assets and liabilities at the date of the financial statements,
- reported amounts of revenue and expenses during the reporting period, and
- disclosure of contingent assets and liabilities.

Actual results could differ from the estimates.

Estimates and assumptions are reviewed on an ongoing basis. Any revisions to these estimates or assumptions are recognized in the period of the change and any future period as applicable.

2. BASIS OF PREPARATION (CONTINUED)

b. Estimates

The following lists the notes that refer to the significant estimates.

Note reference	Estimate
Note 3.a	Basis of consolidation: fair value measurement
Note 3.b	Recognition, measurement and recovery of regulatory balances
Note 3.d	Estimation of useful life of property, plant and equipment
Note 3.g	Recognition and measurement of decommissioning and used fuel management liabilities
Note 3.h	Measurement of defined benefit obligations: key actuarial assumptions
Note 3.i	Recognition and measurement of provisions and contingencies
Note 3.j	Measurement of unbilled revenue
Note 3.n	Financial instruments: fair value measurement

c. Judgments

The following lists the notes where judgment is applied in accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements.

Note reference	Judgment
Note 3.a	Business combinations
Note 3.d	Property, plant and equipment: capitalization of costs
Note 3.l	Determination of the functional currency of the subsidiary
Note 3.m	Leases: whether an arrangement contains a lease and lease classification

(Amounts are expressed in millions of Canadian dollars except where indicated)

2. BASIS OF PREPARATION (CONTINUED)

d. New standards and interpretations adopted

IFRS 15 Revenue from Contracts with Customers

Effective April 1, 2018, NB Power adopted IFRS 15, *Revenue from Contracts with Customers*. It replaces IAS 18 *Revenue*, IAS 11 *Construction Contracts* and related interpretations. IFRS 15 was adopted retrospectively using the cumulative effect method with any adjustments recognized in the opening balance of retained earnings as at April 1, 2018. Comparative information has not been restated and continues to be reported under IAS 18, *Revenue* and related interpretations. The new standard is intended to improve usefulness of information provided to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from a contract with a customer. Refer to Note 18 for further details on the changes as a result of the adoption of IFRS 15.

Impact of changes in IFRS 15

There was no impact to the opening balance of retained earnings or the statement of financial position upon adoption of IFRS 15.

The following table summarizes the estimated impacts of adopting IFRS 15 on the statement of earnings for the year ended March 31, 2019 for each of the line items affected.

2. BASIS OF PREPARATION (CONTINUED)

d. New standards and interpretations adopted (Continued)

IFRS 15 Revenue from Contracts with Customers (Continued)

For the year ended March 31, 2019 (in millions)		As reported	Adjustments	Amount without adoption of IFRS 15
Revenue				
Sales of electricity				
In-province	a),c)	$ 1,416	$ 38	$ 1,454
Miscellaneous	b)	87	(7)	80
Fuel and purchased power	a)	761	35	796
Operations, maintenance and administration	b), c)	493	(4)	489

a) Combination of contracts - IFRS 15 requires that an entity combine the contracts made with the same customer under certain conditions. These conditions include, situations where the contracts are negotiated with one single commercial objective, the amount of consideration to be paid under one contract is dependent on the other; or the goods and services promised in the contracts are one single performance obligation. There are customer contracts that meet these conditions and the associated revenue and expenses have been recorded on a net basis. The impact is a decrease in in-province revenue and a corresponding decrease in fuel and purchased power. The net impact on net earnings is nil.

b) Joint use agreement - NB Power is party to a joint use agreement whereby assets are shared between the parties. The agreement recognizes the interdependencies between the two companies and provides for maximum economic advantages to both companies by sharing assets. Under IAS 18, there were no revenue or expenses recorded for the rental of pole space as the contract was recognized net. If the ownership ratio is maintained, the cost to each company is nil for pole rental. Under IFRS 15, the corresponding revenue and expense must be recorded on a gross basis. The impact is an increase in miscellaneous revenue of $7 million and a corresponding increase in operations, maintenance and administration. The net impact on net earnings is nil.

c) Sale of electricity - Under IAS 18, sale of electricity was recognized as electricity was delivered to customers. Under IFRS 15, the five step revenue model assesses the customer's credit risk to determine whether a contract is valid this takes into consideration collectability. If collectability is not probable, revenue cannot be recognized. NB Power has customers that do not meet the collectability criteria and therefore revenue is not recognized. The impact is a decrease of $3 million in in-province revenue and a corresponding decrease in operations, maintenance and administration (provision for losses). The net impact on net earnings is nil. The change in the allowance of $3 million is reflected in the loss allowance table in Note 2.d.

2. BASIS OF PREPARATION (CONTINUED)

d. New standards and interpretations adopted (Continued)

IFRS 9 Financial Instruments

Effective April 1, 2018, NB Power has adopted IFRS 9, *Financial Instruments*. This standard replaces IAS 39 *Financial Instruments: Recognition and Measurement*. IFRS 9 sets out requirements for the recognition and measurement of financial assets and financial liabilities. As a result of the adoption of IFRS 9, NB Power adopted consequential amendments to IAS 1 Presentation of Financial Statements as well as consequential amendments to IFRS 7. IAS 1 requires the impairment of financial assets to be presented as a separate line item in the statement of earnings, due to materiality considerations the losses are included in operations, maintenance and administration costs. (Note 20)

Changes that were applied to the current year disclosures have not been applied to comparative information. The key changes resulting from the adoption of IFRS 9 are as follows

Classification and measurement of financial assets and financial liabilities

IFRS 9 contains three principal classification categories for financial assets: measured at amortized cost, fair value through other comprehensive income and fair value through profit or loss. The classification of financial assets under IFRS 9 is generally based on the business model in which a financial asset is managed and its contractual cash flow characteristics. The standard eliminates the previous IAS 39 categories of held to maturity, loans and receivables and available for sale. The adoption of IFRS 9 has not had a significant effect on NB Power's accounting policies related to the classification and measurement of financial liabilities and derivative financial instruments.

Refer to Note 3.n for further details on the changes to the measurement categories for each class of the Corporation's financial assets and financial liabilities as at April 1, 2018.

(Amounts are expressed in millions of Canadian dollars except where indicated)

2. BASIS OF PREPARATION (CONTINUED)

d. New standards and interpretations adopted (Continued)

IFRS 9 Financial Instruments (Continued)

Impairment of financial assets

IFRS 9 replaces the 'incurred loss' model in IAS 39 with an 'expected credit loss' model. The new impairment model applies to financial assets measured at amortized cost, contract assets and debt investments at fair value through other comprehensive income (FVOCI) but not to investments in equity instruments. Under IFRS 9, credit losses are generally recognized earlier than under IAS 39. NB Power will measure loss allowances for trade receivables at an amount equal to lifetime expected credit losses. For other debt instrument financial assets NB Power will use the 12 month expected credit loss model as these assets are all investment grade and it was determined these have low credit risk.

Impairment losses are disclosed in a separate line item in Note 20 provision for losses; these were previously recorded in other expenses.

The following table summarizes the impact of transition to IFRS 9 on the trade receivables loss allowances at April 1, 2018.

Loss allowance at March 31, 2018 under IAS 39	$	7
Decrease in impairment recognized at April 1, 2018 on:		
Accounts receivable		(3)
Loss allowance at April 1, 2018 under IFRS 9	$	4

In-province revenue decreased by $3 million as the contracts did not meet the criteria for recognition under IFRS 15. The decrease in impairment related to accounts receivable is due to this decreased revenue.

2. BASIS OF PREPARATION (CONTINUED)

d. New standards and interpretations adopted (Continued)

IFRS 9 Financial Instruments (Continued)

Hedge accounting

IFRS 9 requires the Corporation to ensure that hedge accounting relationships are aligned with risk management objectives and strategy and to apply a more qualitative and forward-looking approach to assessing hedge effectiveness.

Transition

Changes in accounting policies resulting from the adoption of IFRS 9 have been applied retrospectively, except as described below:

- Comparative periods have not been restated for retrospective application. Differences in the carrying amounts of financial assets and financial liabilities resulting from the adoption of IFRS 9 are recognized in retained earnings as at April 1, 2018.

- Changes to hedge accounting policies have been applied prospectively to hedging relationships that existed on or after April 1, 2018.

- All hedging relationships designated under IAS 39 at March 31, 2018, met the criteria for hedge accounting under IFRS 9 at April 1, 2018, and are therefore regarded as continuing hedging relationships.

(Amounts are expressed in millions of Canadian dollars except where indicated)

2. BASIS OF PREPARATION (CONTINUED)

e. New standards and interpretations not yet adopted

New standards, amendments to standards and interpretations not yet effective at March 31, 2019 and have not been applied in the preparation of the March 31, 2019 consolidated financial statements are summarized in the following table.

Standard	Effective date
IFRS 16 Leases	April 1, 2019
IAS 19 Employee Benefits	April 1, 2019
IAS 23 Borrowing Costs	April 1, 2019

IFRS 16 *Leases* introduces a single lessee accounting model and requires a lessee to recognize assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of low value. A lessee is required to recognize a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. NB Power is currently assessing the potential impact of IFRS 16 on its consolidated financial statements.

The IASB issued amendments to IAS 19 *Employee Benefits*. These amendments apply to plan amendments, curtailments or settlements that occur on or after January 1, 2019. Companies will now use updated actuarial assumptions to determine its current service cost and net interest for the period and the effect of the asset ceiling is disregarded when calculating the gain or loss on any settlement of the plan. NB Power does not expect the amendments to have a material impact on the consolidated financial statements.

On December 12, 2017 as part of its annual improvement process, the IASB issued narrow-scope amendments to IAS 23 *Borrowing Costs*. The purpose of the amendments are to clarify that specific borrowings, for example funds borrowed specifically to finance the construction of a qualifying asset, should be transferred to the general borrowings pool once the construction of the qualifying asset has been completed. They also clarify that an entity includes funds borrowed specifically to obtain an asset other than a qualifying asset as part of general borrowings. NB Power intends to adopt these amendments in its consolidated financial statements for the annual period beginning on April 1, 2019. NB Power does not expect the amendments to have a material impact on the consolidated financial statements.

3. SIGNIFICANT ACCOUNTING POLICIES

This describes the accounting policies used in preparing the consolidated financial statements. It contains the following sections.

Note reference	Name
Note 3.a	Basis of consolidation
Note 3.b	Rate regulation
Note 3.c	Materials, supplies and fuel inventory
Note 3.d	Property, plant and equipment
Note 3.e	Intangible assets
Note 3.f	Long-term debt
Note 3.g	Decommissioning liabilities
Note 3.h	Post-employment benefits
Note 3.i	Provisions
Note 3.j	Revenue
Note 3.k	Government grants
Note 3.l	Foreign exchange transactions
Note 3.m	Leases
Note 3.n	Financial Instruments
Note 3.o	Derivatives

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

a. Basis of consolidation

Subsidiary

NB Power's consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiary, New Brunswick Energy Marketing Corporation. All inter-company transactions and balances have been eliminated on consolidation.

Investment funds

NB Power's nuclear fund investments, the nuclear decommissioning and used fuel management funds include an investment in a unit trust, the "NBP Canadian Long Term Bond Fund", of which NB Power is the primary beneficiary of the fund. As a result, NB Power has consolidated the underlying investments in this fund.

Business combinations

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred at acquisition date fair value. The acquired identifiable assets and assumed liabilities are measured at their fair value at the date of acquisition. Any excess of the consideration transferred over the fair value of the net assets acquired is recognized as goodwill. Any deficiency of the consideration transferred below the fair value of the net assets acquired is recorded as a gain in net income. Associated transaction costs are expensed when incurred.

NB Power recognizes the consideration paid, assets acquired and liabilities assumed at their acquisition date fair values, recognizing any goodwill acquired or gain on purchase. The purchase price allocation requires significant judgements in the identification of the acquired assets and assumed liabilities. To determine the fair values of the identified assets and liabilities NB Power will use the discounted cash flow method and other accepted valuation techniques that require assumptions about business strategies, growth rates, operating costs, discount rates and other economic factors.

For business combinations, the acquisition date is generally the date on which the acquirer legally transfers the consideration, acquires the assets and assumes the liabilities of the acquiree. However, acquisition date may differ from this date if NB Power obtains control on a date that is either earlier or later than this date. For example, the acquisition date precedes the closing date if a written agreement provides that NB Power obtains control of the acquiree on a date before the closing date. NB Power considers all pertinent facts and circumstances in identifying the acquisition date.

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

b. Rate regulation

NB Power has adopted IFRS 14 as at March 31, 2016. Under IFRS 14, regulatory balances are recognized for rate setting and financial reporting purposes if the New Brunswick Energy and Utilities Board (EUB) approves the regulatory treatment or if management believes the regulatory treatment is probable. Regulatory debit balances represent costs incurred in excess of amounts billed to the customer at EUB approved rates. Regulatory credit balances represent amounts billed to the customer at EUB approved rates in excess of costs incurred by NB Power.

Regulatory debit balances are recognized if it is probable that future billings in an amount at least equal to the deferred costs will result from inclusion of that cost in allowable costs for rate-making purposes. The regulatory debit balances are assessed on an ongoing basis for recoverability and should management no longer consider it probable that an asset will be recovered, the deferred costs are charged to earnings in that period.

The following items have resulted in accounting treatments which differ from IFRS for entities operating in an unregulated environment and regulated entities that did not adopt IFRS 14

- allowance for funds used during construction (AFUDC),
- Point Lepreau Nuclear Generating Station (PLNGS) refurbishment, and
- lawsuit settlement with Petroleos de Venezuela S.A. (PDVSA).

Regulatory balances that do not meet the definition of an asset or liability under any other standard are segregated on the consolidated statement of financial position as regulatory balances and on the consolidated statement of earnings as net changes in regulatory balances.

The measurement of regulatory balances is subject to certain estimates and assumptions.

c. Materials, supplies and fuel inventory

Inventories are recorded at the lower of cost or net realizable value. Inventories of materials, supplies, and fuel other than nuclear fuel are valued at average cost. Nuclear fuel is valued at cost using the first-in, first-out method. The cost of inventory includes directly attributable costs of bringing the inventory to the location and condition necessary to be used.

Renewable energy credits are valued at average cost. Qualifying renewable energy projects receive renewable energy credits for the generation and delivery of renewable energy. These credits can be traded and are primarily sold under fixed contracts. Revenue for these contracts is recognized at a point in time, upon generation of the associated electricity. Any credits generated above contracted amounts are held in inventory, with the offset recorded as a decrease in operating expenses.

d. Property, plant and equipment

Property, plant and equipment (PP&E) is recorded at cost or deemed cost (cost less accumulated depreciation at the date of IFRS adoption - April 1, 2014). If significant parts of PP&E have different useful lives they are recorded as separate components of PP&E.

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

d. Property, plant and equipment (Continued)

Cost of additions

The cost of additions to PP&E includes expenditures that are directly attributable to the acquisition of the asset.

The cost of self-constructed assets includes expenditures that are directly attributable to the construction of the asset including

- contracted services,
- direct labour and material,
- borrowing costs on qualifying assets,
- estimated costs of decommissioning,
- estimated costs of the removal of used nuclear fuel,
- corporate overhead directly attributable to the constructed asset, and
- other expenses directly related to capital projects,

less

- revenue generated during commissioning, and
- research and development grants.

Major inspections and overhauls

NB Power incurs costs at its generating stations for major inspections and overhauls. These costs are capitalized if they are considered qualifying capital and occur in regular intervals of at least two years. They are capitalized as separate components and depreciated over the period to the next major inspection or overhaul. Day-to-day maintenance costs are expensed as incurred.

Borrowing costs on qualifying assets

Interest is capitalized if a project is six months or longer in duration. These costs are calculated monthly based on the weighted average cost of long-term debt.

Subsequent expenditures

NB Power assesses subsequent expenditures related to PP&E to determine if they are capital or operating in nature. Subsequent expenditures are capitalized if they increase the future economic benefits of the asset.

Depreciation

Depreciation is provided for all assets on a straight-line basis over the estimated useful life of each component of PP&E. Depreciation commences when the asset is available for use.

(Amounts are expressed in millions of Canadian dollars except where indicated)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

d. Property, plant and equipment (Continued)

Estimated service lives

The estimated service lives of PP&E are reviewed annually and any changes are applied prospectively.

The following are the major categories of PP&E and estimated service lives.

Assets	Years
Nuclear generating station	10 - 57
Hydro generating stations	9 - 100
Thermal generating stations	6 - 53
Combustion turbine generating stations	10 - 40
Transmission system	10 - 60
Terminals and substations	17 - 56
Distribution system	16 - 48
Buildings and properties	45 - 50
Computer systems	6
Motor vehicles	8 - 20
Miscellaneous assets	15

Derecognition

A component of PP&E is derecognized when it is taken out of service or if there is no future economic benefit expected from its use. When a component is derecognized the cost and accumulated depreciation are written off with the gain or loss on disposal recognized as depreciation expense.

Impairment

NB Power evaluates its PP&E annually to assess indicators of potential impairment. If impairment is identified, an impairment loss will be recognized in earnings equal to the amount by which the carrying amount exceeds the recoverable amount.

e. Intangible assets

Intangible assets are recorded at cost or deemed cost (cost less accumulated depreciation at the date of IFRS adoption - April 1, 2014) and amortized over their estimated useful lives.

Assets	Years
Nepisiguit Falls (statutory right)	50
Software	6
Other	6 - 20

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

f. Long-term debt

Long-term debt is recorded at amortized cost using the effective interest method. The estimated fair value of the long-term debt is disclosed in Note 25 using market values or estimates of market values based on debt with similar terms and maturities. The unamortized balance of the discounts and premiums are included in long-term debt and amortized over the term of the debt issue to which they pertain on an effective interest basis.

g. Decommissioning liabilities

Assets for which decommissioning liabilities are, or could be, recorded include

- nuclear and thermal generating stations,
- water heaters, and
- hydro generating stations, transmission and distribution assets.

Nuclear and thermal generating stations

NB Power has recorded provisions for the estimated future costs of managing used nuclear fuel, and decommissioning the nuclear and thermal generating stations.

Calculations of anticipated costs

The calculations of the anticipated future costs are based on detailed studies that take into account various assumptions regarding

- the method and timing of dismantling the nuclear and thermal generating stations,
- the cost of transporting nuclear material to permanent storage facilities, and
- estimates of inflation rates in the future.

NB Power reviews such calculations annually due to

- potential developments in the decommissioning and used nuclear fuel management technologies, and
- changes in the various assumptions and estimates inherent in the calculations.

Calculation methodology

The Nuclear Waste Management Organization was established by the *Nuclear Fuel Waste Act*. The methodology used by NB Power to calculate the liability for used nuclear fuel management is consistent with the Nuclear Waste Management Organization's recommendations as approved by Natural Resources Canada.

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

g. Decommissioning liabilities (Continued)

Nuclear and thermal generating stations (Continued)

Costs recognized as liabilities

The estimated present values of the following costs have been recognized as a liability as at March 31, 2019, the

- fixed-cost portion of used nuclear fuel management activities, which is required regardless of the volume of fuel consumed,
- variable-cost portion of used nuclear fuel management activities to take into account actual fuel volumes incurred up to March 31, 2019, and
- costs of decommissioning the nuclear and thermal generating stations at the end of their useful lives.

The liability for used nuclear fuel management is increased for the cost of disposing the nuclear fuel bundles used each year with the corresponding amounts charged to operations through fuel expense.

The liability accounts are charged for current expenditures incurred related to the following

- used nuclear fuel management, and
- nuclear and thermal plant decommissioning.

Accretion expense

Accretion is the increase in the carrying amount of the liability due to the passage of time at the discount rate used in determining the amount of the provision.

Accretion is calculated on the liabilities for used nuclear fuel management and nuclear and thermal plant decommissioning. Specifically, the accretion expense is

- calculated using NB Power's credit adjusted risk-free rate and a duration spread to take into consideration the long-term nature of these liabilities, and
- classified as finance costs.

Water heaters

NB Power has recorded a provision for the estimated future costs of permanently removing rented water heaters from customers' homes.

Calculations of anticipated costs

The calculations are based on NB Power's history of water heater removal and include estimates for inflation. NB Power revises the estimates and assumptions annually.

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

g. Decommissioning liabilities (Continued)

Hydro generating stations, transmission and distribution assets

NB Power has not recognized decommissioning liabilities for its hydro generating stations or transmission and distribution assets. NB Power expects to use the majority of its hydro generating stations, transmission and distribution assets for an indefinite period of time, and with either maintenance efforts or rebuilding, the assets are expected to be used for the foreseeable future. As a result, the present value of any obligation is immaterial. If, at some future date, it is determined that a particular asset will not meet this perpetuity assumption, it will be reviewed to determine whether an estimable decommissioning liability exists, at which time an obligation would be recorded.

NB Power will record an obligation for these assets, if at some point in the future, a removal date becomes certain and the present value of the obligation is no longer immaterial.

Without additional capital improvements, the Mactaquac Generating Station is expected to reach the end of its service life in 2030. NB Power has proposed a capital project that will ensure the station can operate to its intended 100-year lifespan of 2068 with the possibility of even further life extension. This will involve a modified approach to maintenance and adjustments and replacement of equipment over time. The project continues to be evaluated and once finalized will be presented to the EUB for approval.

NB Power will record a decommissioning liability if a constructive or legal obligation arises.

h. Post-employment benefits

NB Power's post-employment programs include

- New Brunswick Public Service Pension Plan (NBPSPP),
- pension plan for NB Coal employees,
- retirement allowance program,
- early retirement program, and
- other long-term benefits.

NB Power employees are members of the NBPSPP.

The NBPSPP was established on January 1, 2014 for the employees of the Province of New Brunswick, its crown corporations and provincial agencies. Contributions are made by both participating employers and the employees and these are generally fixed; however, base benefits are not guaranteed. The NBPSPP is a multi-employer, shared risk plan. The plan assets and liabilities are not segregated in separate accounts for each member entity. Since it is not practicable or feasible to obtain all of the information required for a materially precise attribution of NB Power's portion of the obligation, NB Power uses defined contribution accounting to account for its portion of the NBPSPP.

The pension plan for NB Coal employees is a defined benefit pension plan for its former employees. There are no active members. NB Power makes special contributions annually to maintain the funding position.

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

h. Post-employment benefits (Continued)

The remaining plans are unfunded post-employment plans and are only funded in the year the expenditures are made. NB Power uses defined benefit accounting to account for these plans.

The post-employment benefit obligations are determined by actuarial valuations. The valuations use assumptions to determine the present value of the defined benefit obligations. The assumptions are

- determined at March 31,
- based on market interest rates of high quality corporate bonds, that match the timing of the expected benefit payments, and
- management's best estimate on salary and wage projections to expected retirement dates.

Current service costs are charged to earnings as an operations, maintenance and administration (OM&A) expense. Interest expense is calculated by applying the same discount rate as used to measure the defined benefit obligation. Net interest is charged to finance costs. Actuarial gains and losses are recognized immediately in other comprehensive income. A curtailment occurs if there is a significant reduction in the benefits related to future service. A curtailment is recognized when the event giving rise to the change has occurred.

i. Provisions

A provision is recognized if NB Power has a present legal or constructive obligation as a result of a past event, it can be measured reliably and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions that are long-term in nature are measured at their present value by discounting the expected future cash flows using NB Power's credit adjusted risk-free rate.

j. Revenue

Performance obligation and revenue recognition policy

<u>In-province electricity sales</u>

In-province electricity sales are deemed to have a single performance obligation as they represent a series of distinct goods that are substantially the same and that have the same pattern of transfer to the customer. These performance obligations are considered to be satisfied over time as electricity is transferred and used by the customer and measured using meters. Revenue recognition is based on the volume delivered to the customer and prices are based on a cost of service model which is reviewed and approved by the EUB. Customers have different billing dates and the month end date is not necessarily the billing date; therefore a revenue accrual is recorded at the end of each month to account for the unbilled revenue. Sales that are deemed not collectible are not recorded as revenue.

<u>Out-of-province electricity sales</u>

Out-of-province electricity sales are recognized on a daily basis as the energy is transferred and used by customers and are based on either market price at the time of sale or contract prices for long-term contracts.

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

j. Revenue (Continued)

Performance obligation and revenue recognition policy (Continued)

Customer contributions

Customer contributions are recorded in the consolidated financial statements in provisions for other liabilities and charges. The customer contributions, which represent NB Power's obligation to continue to provide the customers access to the supply of electricity, are recognized in earnings, as miscellaneous revenue on a straight-line basis over the estimated lives of the contracts with customers. When contracts with customers are perpetual and the related contributed asset is used to provide ongoing goods or services to customers, the life of the contract is estimated to be equivalent to the economical useful life of the asset to which the contribution relates. Refundable contributions are recorded in current liabilities until such time they are no longer refundable.

k. Government grants

Government grants are received to compensate for certain types of expenditures incurred. These grants are recognized as revenue in the period in which the expense is recognized. Government grants related to PP&E are included in PP&E and depreciated over the life of the related asset. During the year ended March 31, 2019, $3 million (2018, $3 million) was received in government grants. In 2019, a grant of $2 million was received to provide efficiency programs to residents of New Brunswick, and has been recorded in miscellaneous revenue. A grant of $1 million was received as contribution towards the cost of the Smart Grid Atlantic Initiative as well as electric vehicle charging stations. This is recorded in PP&E and depreciated over the life of the asset.

l. Foreign exchange transactions

NB Power's functional currency is the Canadian dollar. Transactions in currencies other than the functional currency are translated based on the nature of the item.

- Monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at the exchange rate prevailing at the statement of financial position date.
- Non-monetary items denominated in foreign currencies are translated to Canadian dollars at the historical exchange rate. Gains and losses on translation are recorded in earnings.
- For transactions qualifying for hedge accounting, the gains and losses from effective cash flow hedges are recognized in other comprehensive income.

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

m. Leases

Leases are classified as either a finance lease or operating lease. A finance lease is a lease when substantially all the benefits and risks of ownership of the leased asset reside with NB Power.

NB Power has long-term energy purchase agreements where judgment has been applied in the determination of whether these contracts contain a lease. In making these determinations, judgment is required to determine whether the fulfillment of an arrangement is dependent on the use of a specific asset, and whether the arrangement conveys a right to use the asset. For those arrangements considered to be leases, or which contain an embedded lease, further judgment is required to determine whether to account for the agreement as either a finance or operating lease by assessing whether substantially all of the significant risks and rewards of ownership are transferred to the Corporation or remain with the counterparty to the agreement. The measurement of finance leases requires estimations of the amounts and timing of future cash flows and the determination of an appropriate discount rate. Management has determined that none of these contracts contain a finance lease.

NB Power has operating leases and payments made under these contracts are expensed over the term of the leases.

n. Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity (for example, accounts receivable / accounts payable).

Financial assets and financial liabilities are initially recognized at fair value and their subsequent measurement is dependent on their classification as described below. Their classification depends on the purpose for which the financial instruments were acquired or issued and their characteristics.

The nuclear decommissioning and used fuel management funds are managed by Vestcor Investment Management Corporation.

(Amounts are expressed in millions of Canadian dollars except where indicated)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

n. Financial instruments (Continued)

The following table shows the original measurement categories under IAS 39 and the new measurement categories under IFRS 9 for each class of the Corporation's financial assets and financial liabilities as at April 1, 2018.

Financial instrument	Original classification under IAS 39	New classification under IFRS 9	Original carrying amount under IAS 39	New carrying amount under IFRS 9
Financial assets				
Cash	Loans and receivables	Amortized cost	$ 6	$ 6
Accounts receivable	Loans and receivables	Amortized cost	248	248
Sinking fund receivable	Loans and receivables	Amortized cost	505	505
Derivative assets	Fair value through profit or loss and fair value hedging instruments	Fair value through profit or loss and fair value hedging instruments	1	1
Nuclear decommissioning and used fuel management funds				
NBP Canadian Long-Term Bond Fund	Available for sale	Fair value through OCI	26	26
Investments in various unit trusts, and direct interests in private real estate and infrastructure investments	Fair value through profit or loss	Fair value through profit or loss	696	696
Financial liabilities				
Short-term indebtedness	Other liabilities	Other liabilities	871	871
Accounts payable and accrued liabilities	Other liabilities	Other liabilities	271	271
Accrued interest	Other liabilities	Other liabilities	43	43
Long-term debt	Other liabilities	Other liabilities	4,407	4,407
Derivative liabilities	Fair value through profit or loss and fair value hedging instruments	Fair value through profit or loss and fair value hedging instruments	25	25

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

n. Financial instruments (Continued)

Amortized cost

Financial assets that were classified as loans and receivables under IAS 39 are now classified at amortized cost. As well, other liabilities are measured at amortized cost using the effective interest method, less any impairment.

Fair value through profit or loss (FVTPL)

Financial assets and liabilities in this category are typically acquired principally for the purpose of selling in the short-term or are designated as such upon initial recognition. Financial instruments are designated as FVTPL if NB Power manages these investments and makes purchase and sale decisions based on their value according to NB Power's documented risk management of investment strategy. These assets and liabilities are measured at fair value at the statement of financial position date. Changes in fair value are included in net earnings.

Fair value through OCI (FVOCI)

Nuclear decommissioning and used fuel management funds NBP Canadian Long-term bond fund that were classified as available for sale under IAS 39 are now classified at fair value through OCI. Financial instruments classified as fair value through OCI are subsequently measured at fair value, with changes in fair value recognized in other comprehensive income (loss). On derecognition, gains and losses accumulated in other comprehensive income (loss) are reclassified to the consolidated statement of income.

Other liabilities

All NB Power's financial liabilities, except for derivative liabilities designated as fair value through profit or loss, are included in this category. They are recorded at amortized cost, using the effective interest method.

Effective interest method and transaction costs

NB Power uses the effective interest method to recognize interest income or expense on the above-noted financial instruments. The effective interest method discounts estimated future cash payments over an instrument's expected life, or a shorter period if appropriate, down to the net carrying amount at the statement of financial position date. The calculation includes earned or incurred

- transaction costs,
- fees,
- premiums, and
- discounts.

Transaction costs associated with fair value through profit or loss instruments are expensed as they are incurred.

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

o. Derivatives

A derivative is a financial instrument or other contract with all three of the characteristics below

- value changes with underlying variable (for example, market index),
- little or no initial investment required, and
- settled at a future date.

Under derivative contracts, NB Power settles amounts based on the difference between an index-based monthly cumulative floating price and a fixed price. The resultant fixed price is reflected in net earnings.

Derivatives are recognized on the statement of financial position at their fair value. Changes in fair value are recognized in earnings unless the instrument meets the criteria for hedge accounting.

Cash flow hedges

NB Power uses derivatives to manage or "hedge" certain exposures. It does not use them for speculative or trading purposes. Certain derivative financial instruments held by NB Power are eligible for hedge accounting.

Documentation

To be eligible for hedge accounting, NB Power formally documents

- all relationships between hedging instruments and hedged items at their inception,
- its assessment of the effectiveness of the hedging relationship, and
- its hedging objectives and strategy underlying various hedge transactions.

This process includes linking all derivatives to specific assets and liabilities on the consolidated statement of financial position or to specific forecasted transactions.

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

o. Derivatives (Continued)

Accounting for cash flow hedges

Derivatives eligible for hedge accounting are recognized on the consolidated statement of financial position at their fair value. The accounting for changes in fair value depends on their effectiveness as hedges. In broad terms, a derivative is an effective hedge of another item when changes in their fair value or cash flows closely offset each other. Due to the nature of some of the hedging relationships, the fair values or cash flows do not perfectly offset, which represents the ineffective portions.

The following table describes how the changes in a derivative's fair value are recognized.

This portion	is recognized in
effective	other comprehensive income, outside net earnings for the year
ineffective	net earnings

The amounts accumulated in other comprehensive income are reclassified to earnings in the same period during which the hedged forecasted cash transaction affects earnings.

Discontinuing hedge accounting

If a forecasted transaction is no longer expected to occur, NB Power ceases hedge accounting at that point and any gains or losses previously accumulated in other comprehensive income are then recognized immediately in net earnings.

If a hedging instrument is sold or terminated before it matures, it ceases to be effective as a hedge, or designation is revoked, hedge accounting is discontinued prospectively. Gains or losses up to the date the hedge was discontinued remain in other comprehensive income and will be recognized in earnings in the period the forecasted cash transaction impacts earnings. Gains and losses after discontinuance of hedge accounting are recognized in earnings at that time.

4. RATE REGULATION

NB Power is a rate-regulated utility. The following are the key components of NB Power's regulation.

- NB Power must make an application to the EUB for approval of its schedules of rates it proposes to charge for its services.
- NB Power must make an application to the EUB for the approval of the Open Access Transmission Tariff, or for any changes to the Transmission Tariff. NB Power shall, at least once every three years, make an application to the EUB for approval of its transmission revenue requirements. This revenue requirement is intended to collect sufficient revenue to cover its costs and to provide a return of 10 to 12 per cent on a deemed capital structure of 65 % debt and 35 % capital.

(Amounts are expressed in millions of Canadian dollars except where indicated)

4. RATE REGULATION (CONTINUED)

- NB Power submits to the EUB for information purposes, an Integrated Resource Plan at least every three years.
- NB Power shall submit, annually, to the EUB for information purposes a strategic, financial investment plan covering the next 10 fiscal years.
- NB Power shall make application to the EUB for approval of capital projects exceeding $50 million.

Regulatory balances

Regulatory balances may arise as a result of the rate-setting process.

All amounts recognized as regulatory balances are subject to legislation or regulatory approval. As such

- the regulatory authorities could alter the amounts recognized as a regulatory balance, at which time the change would be reflected in the financial statements, and
- certain remaining recovery and settlement periods are those expected by management and the actual recovery or settlement periods could differ based on regulatory approval.

5. ACCOUNTS RECEIVABLE

		2019		2018
Trade receivables	$	244	$	196
Allowance for doubtful accounts		(4)		(7)
Other receivables		4		3
Unbilled revenue		61		56
	$	305	$	248

6. MATERIALS, SUPPLIES AND FUEL

		2019		2018
Materials and supplies	$	30	$	28
Nuclear fuel		45		22
Coal		19		20
Heavy fuel oil		76		50
Petroleum coke		10		14
Renewable energy credits		5		7
Other fuel		27		25
	$	212	$	166

During the year, inventories of $(1) (2018 - $1) were written down to net realizable value. Inventories recognized as an expense during the year amounted to $249 (2018 - $232).

NEW BRUNSWICK POWER CORPORATION
NOTES TO THE FINANCIAL STATEMENTS

For the Year Ended March 31, 2019

(Amounts are expressed in millions of Canadian dollars except where indicated)

7. PROPERTY, PLANT AND EQUIPMENT

	Power generating stations	Transmission system	Terminals and substations	Distribution system	Other	Construction-in-progress	Total
Cost or deemed cost							
Balance, April 1, 2017	$ 3,717	$ 227	$ 392	$ 1,083	$ 184	$ 166	$ 5,769
Additions and transfers, net of proceeds	74	45	21	47	21	63	271
Decommissioning adjustments	35	-	-	-	-	-	35
Disposals	(13)	(1)	(2)	(14)	(3)	-	(33)
Balance, March 31, 2018	3,813	271	411	1,116	202	229	6,042
Additions	**-**	**-**	**-**	**-**	**13**	**308**	**321**
Acquisitions through business combination (Note 29)	**41**	**-**	**-**	**-**	**4**	**-**	**45**
Decommissioning adjustments	**57**	**-**	**-**	**-**	**-**	**-**	**57**
Disposals	**(29)**	**(1)**	**(4)**	**(13)**	**(4)**	**-**	**(51)**
Transfers	**140**	**37**	**42**	**51**	**15**	**(284)**	**1**
Balance, March 31, 2019	**4,022**	**307**	**449**	**1,154**	**230**	**253**	**6,415**
Accumulated depreciation							
Balance, April 1, 2017	857	20	26	538	48	-	1,489
Depreciation expense	184	8	14	32	10	-	248
Disposals	(12)	(1)	(2)	(14)	(3)	-	(32)
Balance, March 31, 2018	1,029	27	38	556	55	-	1,705
Depreciation expense	**195**	**8**	**15**	**34**	**11**	**-**	**263**
Disposals	**(28)**	**(1)**	**(3)**	**(12)**	**(4)**	**-**	**(48)**
Balance, March 31, 2019	**1,196**	**34**	**50**	**578**	**62**	**-**	**1,920**
Carrying amount							
Balance, March 31, 2018	2,784	244	373	560	147	229	4,337
Balance, March 31, 2019	**$ 2,826**	**$ 273**	**$ 399**	**$ 576**	**$ 168**	**$ 253**	**$ 4,495**

The amount of interest capitalized to PP&E in 2019 is $7 (2018 - $6) at the weighted average cost of borrowing of 4.85% (2018 - 4.93%) (Note 23).

(Amounts are expressed in millions of Canadian dollars except where indicated)

8. INTANGIBLE ASSETS

	Nepisiguit Falls-statutory rights	Software	Other	Construction-in-progress	Total
Cost or deemed cost					
Balance, April 1, 2017	$ 19	$ 23	$ 2	$ 7	$ 51
Additions	-	-	-	13	13
Transfers	-	12	-	(11)	1
Balance, March 31, 2018	19	35	2	9	65
Additions	-	-	-	**15**	**15**
Acquisitions through business combination (Note 29)	-	-	**1**	-	**1**
Disposals	-	**(2)**	-	-	**(2)**
Transfers	-	**8**	**8**	**(17)**	**(1)**
Balance, March 31, 2019	**19**	**41**	**11**	**7**	**78**
Accumulated depreciation					
Balance, April 1, 2017	1	12	1	-	14
Depreciation expense	1	4	-	-	5
Balance, March 31, 2018	2	16	1	-	19
Depreciation expense	-	**6**	-	-	**6**
Disposals and retirements	-	**(2)**	-	-	**(2)**
Balance, March 31, 2019	**2**	**20**	**1**	-	**23**
Carrying amount					
Balance March 31, 2018	17	19	1	9	46
Balance March 31, 2019	**$ 17**	**$ 21**	**$ 10**	**$ 7**	**$ 55**

9. NUCLEAR DECOMMISSIONING AND USED FUEL MANAGEMENT FUNDS

This note describes the segregated funds established by NB Power as security for its nuclear decommissioning and used fuel management obligations. It contains information on the following

- fund requirements,
- NB Power's funds, and
- status of NB Power's funds.

(Amounts are expressed in millions of Canadian dollars except where indicated)

9. NUCLEAR DECOMMISSIONING AND USED FUEL MANAGEMENT FUNDS (CONTINUED)

Fund Requirements

The *Nuclear Fuel Waste Act* requires owners of used nuclear fuel in Canada to establish trust funds to finance the long-term management of used nuclear fuel. The Canadian Nuclear Safety Commission (CNSC) requires NB Power to maintain certain segregated funds to meet license conditions for the Point Lepreau Nuclear Generating Station. The investments contained in these established funds will be used to meet the *Nuclear Fuel Waste Act* requirements.

NB Power's Funds

NB Power has established the following funds, each held in a custodial account.

Fund	Trustee	Purpose	Funding requirement
Decommissioning segregated fund and used nuclear fuel segregated fund	Provincial Minister of Finance	To meet the license conditions for the Point Lepreau Nuclear Generating Station set by the CNSC	Determined annually based on the current obligations and market value of the funds. The amount of the contribution in the 2018/19 year was $nil (2017/18- $nil)
Nuclear Fuel Waste Trust fund	BNY Mellon	To meet the Nuclear Fuel Waste Act and to meet the CNSC requirements	The Nuclear Fuel Waste Act requires NB Power to deposit to the trust fund an amount based on the approved funding formula. The amount of the contribution in the 2018/19 year was $4 million (2017/18 - $11 million)

Fair value of NB Power's Funds

The fair value of the investments contained in the established funds is outlined in the table below.

	Decommissioning and used nuclear fuel segregated funds	Nuclear Fuel Waste Trust fund	Total 2019	Total 2018
Fixed income	$ **149**	$ **173**	$ **322**	$ 305
International equity	**182**	-	**182**	175
Alternative investments	**76**	-	**76**	72
Canadian equity	**55**	-	**55**	49
Private real estate	**52**	-	**52**	38
Public real estate	**27**	-	**27**	37
Public infrastructure	**22**	-	**22**	22
Private infrastructure	**25**	-	**25**	22
Private equity	**5**	-	**5**	2
Total investments contained in established funds	$ **593**	$ **173**	$ **766**	$ 722

(Amounts are expressed in millions of Canadian dollars except where indicated)

10. SINKING FUND RECEIVABLE

Pursuant to section 12 of the *Provincial Loans Act*, the Minister of Finance maintains a general sinking fund for the repayment of funded debt. NB Power pays the Province of New Brunswick one per cent of its outstanding debt annually; this will be returned to NB Power when the corresponding debt issues mature.

The following table shows the activity in the sinking fund.

	2019	2018
Sinking fund receivable, beginning of year	**$ 505**	$ 503
Sinking fund earnings	**22**	21
Foreign exchange (losses) gains	**12**	(10)
Installments	**42**	44
Redemptions	**(19)**	(53)
Sinking fund receivable, end of year	**$ 562**	$ 505

Refer to Note 25 Financial Instruments for fair value hierarchy information.

11. REGULATORY BALANCES

NB Power has regulatory balances totaling $884 at March 31, 2019 compared to $894 at March 31, 2018.

The following tables disclose the activity of the regulatory balances accounts.

	Remaining recovery period (years)	Interest rate	Balance April 1, 2017	Balances arising during the year	Interest	Recovery	Balance March 31, 2018
PLNGS	22	4.92%	$ 939	$ -	$ 46	$ (171)	$ 814
PDVSA	23	4.92%	67	24	3	(18)	76
AFUDC	50	0%	3	1	-	-	4
			$ 1,009	$ 25	$ 49	$ (189)	$ 894

	Remaining recovery period (years)	Interest rate	Balance April 1, 2018	Balances arising during the year	Interest	Recovery	Balance March 31, 2019
PLNGS	21	4.85%	$ 814	$ -	$ 39	$ (61)	**$ 792**
PDVSA	22	4.85%	76	24	4	(17)	**87**
AFUDC	50	0%	4	1	-	-	**5**
			$ 894	$ 25	$ 43	$ (78)	**$ 884**

(Amounts are expressed in millions of Canadian dollars except where indicated)

11. REGULATORY BALANCES (CONTINUED)

The following table details the net changes in regulatory balances recognized in the statement of earnings.

		2019	2018
Point Lepreau Nuclear Generating Station deferral	$	**(22)** $	(23)
Lawsuit settlement with PDVSA		**11**	9
Allowance for funds used during construction		**1**	1
Net change in regulatory balances	**$**	**(10)** $	(13)

Point Lepreau Nuclear Generating Station refurbishment (PLNGS)

The regulatory balance related to PLNGS refurbishment, the EUB authorized a regulatory asset be established to capitalize period costs during the refurbishment period. These costs are recovered in rates over the remaining useful life of the refurbished station. This account accumulated the following costs over the refurbishment period (March 28, 2008 to November 23, 2012)

- the normal period costs (net of any revenue) incurred by PLNGS, and
- the costs of replacement power incurred during the refurbishment period,

less

- costs included in current rates.

The regulatory balance is being

- amortized over the refurbished station's operating life, and
- reflected in charges, rates and tolls to customers (section 139.4 of the *Electricity Act*).

Lawsuit settlement with Petroleos de Venezuela S.A. (PDVSA)

This regulatory balance relates to the lawsuit settlement with PDVSA, and reflects the EUB's ruling as to how the settlement benefits would be passed on to customers.

In 2007/08 NB Power recognized a regulatory balance relating to a lawsuit settlement with PDVSA. The settlement's benefits are being

- amortized over the Coleson Cove Generating Station's remaining useful life (23 years at time of the settlement; 22 years as at March 31, 2019), and
- passed on to customers over 17 years (5 years as of March 31, 2019), as approved by the EUB, on a levelized basis.

The regulatory deferral is in a debit position because the settlement's net benefits are passed on to customers faster than they are recognized by NB Power.

(Amounts are expressed in millions of Canadian dollars except where indicated)

11. REGULATORY BALANCES (CONTINUED)

Allowance for Funds Used During Construction (AFUDC)

As at March 31, 2019, NB Power has a regulatory balance related to AFUDC for transmission assets. AFUDC represents a notional cost of capital allowance allowed by the EUB to be capitalized into rate base. It is calculated monthly on capital construction projects and added to the regulatory balance, with an offsetting amount recorded as a reduction of finance costs. AFUDC is based on NB Power's weighted average cost of capital and is amortized over the future life of the related assets and is expected to be recoverable through the Open Access Transmission Tariff.

12. SHORT-TERM INDEBTEDNESS

NB Power borrows funds for temporary purposes from the Province of New Brunswick. The balance at March 31, 2019 is $897 (2018 - $871) with maturities ranging from April 1, 2019 to May 15, 2019 and a weighted average interest rate of 1.73% (2018 - 1.26%).

13. LONG-TERM DEBT

NB Power borrows funds from the Province of New Brunswick to finance long-term requirements. This note provides details around NB Power's long-term debt. It contains information on

- year-end long-term debt,
- terms,
- interest rates,
- debt portfolio management fee, and
- principal repayments.

A reconciliation between the opening and closing long-term debt balance is provided below.

Long-term debt		
Balance, April 1, 2017	$	4,427
Debt retirements		(420)
Proceeds from long-term debt		408
Foreign exchange on long-term debt		(10)
Amortization of premiums and discounts		2
Balance March 31, 2018		4,407
Debt retirement		**(410)**
Proceeds on long-term debt		**600**
Foreign exchange on long-term debt		**12**
Less current portion		**(450)**
Balance March 31, 2019	**$**	**4,159**

(Amounts are expressed in millions of Canadian dollars except where indicated)

13. LONG-TERM DEBT (CONTINUED)

The following table details the outstanding debt owing to the Province of New Brunswick.

Date of issue	Date of maturity	Effective interest rate (%)	Coupon rate (%)	Principal amount		Principal amount CAD$	Unamortized (discounts) premiums	Outstanding amount
October 1, 2013	May 15, 2020	9.96 %	9.75 %	$ 150	USD	$ 200	$ (1)	$ **199**
October 1, 2013	May 1, 2022	8.86 %	8.75 %	100	USD	134	(1)	**133**
October 1, 2013	December 15, 2029	6.47 %	6.29 %	50		50	(1)	**49**
October 1, 2013	March 31, 2024	4.67 %	4.67 %	100		100	-	**100**
October 1, 2013	September 26, 2035	4.77 %	4.65 %	360		360	3	**363**
October 1, 2013	March 26, 2037	4.74 %	4.55 %	100		100	(1)	**99**
October 1, 2013	March 26, 2037	4.98 %	4.55 %	25		25	(1)	**24**
October 1, 2013	September 26, 2039	4.86 %	4.80 %	160		160	(2)	**158**
October 1, 2013	September 26, 2034	5.49 %	5.00 %	150		150	-	**150**
October 1, 2013	March 19, 2034	7.02 %	5.15 %	50		50	-	**50**
October 1, 2013	June 3, 2019	4.68 %	4.40 %	150		150	-	**150**
October 1, 2013	June 3, 2019	4.85 %	4.40 %	300		300	-	**300**
October 1, 2013	September 26, 2039	5.46 %	4.80 %	100		100	-	**100**
October 1, 2013	June 3, 2041	4.87 %	4.80 %	200		200	(2)	**198**
October 1, 2013	June 2, 2020	4.12 %	4.50 %	165		165	1	**166**
October 1, 2013	December 3, 2021	3.44 %	3.35 %	200		200	1	**201**
October 1, 2013	December 3, 2021	3.31 %	3.35 %	100		100	-	**100**
October 1, 2013	December 3, 2021	3.07 %	3.35 %	100		100	1	**101**
October 1, 2013	June 3, 2055	3.48 %	3.55 %	150		150	2	**152**
October 1, 2013	June 3, 2065	3.56 %	3.55 %	200		200	(1)	**199**
June 14, 2015	June 3, 2024	2.32 %	3.65 %	50		50	3	**53**
December 17, 2015	August 14, 2045	3.78 %	3.80 %	250		250	9	**259**
May 4, 2016	June 03, 2022	1.93 %	1.55 %	100		100	(1)	**99**
August 14, 2016	August 14, 2048	3.16 %	3.10 %	200		200	(2)	**198**
June 16, 2017	August 14, 2027	2.42 %	2.35 %	100		100	(1)	**99**
November 26, 2017	August 14, 2048	3.21 %	3.10 %	200		200	(5)	**195**
March 20, 2018	August 14, 2027	3.03 %	2.35 %	120		120	(6)	**114**
April 30, 2018	August 14, 2028	3.21 %	3.10 %	100		100	(1)	**99**
June 30, 2018	August 14, 2048	3.33 %	3.10 %	250		250	(11)	**239**
December 13, 2018	December 13, 2023	2.70 %	2.70 %	200		200	-	**200**
January 18, 2019	June 3, 2065	3.38 %	3.55 %	60		60	2	**62**
Total						$ 4,624	$ (15)	$ **4,609**

(Amounts are expressed in millions of Canadian dollars except where indicated)

13. LONG-TERM DEBT (CONTINUED)

Debt portfolio management fee

NB Power pays an annual debt portfolio management fee to the Province of New Brunswick amounting to 0.65% (2018-0.65%) of the total long-term debt and short-term indebtedness, net of the balance held in sinking funds receivable (Note 10), measured as at the beginning of the fiscal year. The management fee is included as a component of finance costs and accounted for as interest expense, refer to Note 23.

Principal repayments

Long-term debt principal repayments are due as follows.

Year Ending	Principal Repayment
March 31, 2020	$ 450
March 31, 2021	365
March 31, 2022	400
March 31, 2023	234
March 31, 2024	300
Thereafter	2,875
Total	$ 4,624

14. CAPITAL MANAGEMENT

NB Power is predominantly debt financed.

The percentage of net debt in capital structure is outlined in the table below.

As at March 31	2019	2018
Long-term debt	$ 4,609	$ 4,407
Short-term indebtedness	897	871
Total debt	5,506	5,278
Sinking fund receivable	(562)	(505)
Cash	(4)	(6)
Total net debt	4,940	4,767
Retained earnings	490	470
Accumulated other comprehensive (loss)	(113)	(132)
Total capital	5,317	5,105
Per cent net debt in capital structure	93 %	93 %

15. DECOMMISSIONING AND USED FUEL MANAGEMENT LIABILITY

This note provides details of NB Power's decommissioning liabilities. It contains information on

- nature of the liabilities,
- assumptions used for the liabilities, and
- liability balances at year-end dates.

Nature of the liability

The following table provides details on the decommissioning liabilities.

Liability	Nature	Funding Details
Thermal generating station decommissioning	Cost of decommissioning the thermal generating stations after the end of their service lives	The liability is not funded
Nuclear generating station decommissioning	Cost of decommissioning the nuclear generating station after the end of its service life	See Note 9 for details on the funding of this liability
Used nuclear fuel management	Cost of interim and long-term management of used nuclear fuel bundles generated by the nuclear generating station	See Note 9 for details on the funding of this liability
Water heaters	Cost of the removal of water heaters from the customer's homes	The liability is not funded

(Amounts are expressed in millions of Canadian dollars except where indicated)

15. DECOMMISSIONING AND USED FUEL MANAGEMENT LIABILITY (CONTINUED)

Assumptions used for the liabilities

The following are the key assumptions on which the decommissioning liabilities are based.

	Thermal decommissioning	Nuclear decommissioning	Used nuclear fuel management	Water heaters
Undiscounted amount of estimated cash flows to settle liability				
- 2019	$168	$1,042	$761	$3
- 2018	170	1,073	715	3
Reason for the increase or decrease to the liabilities	Decommissioning spending and changes to the liability resulting from updated cost estimates, changes to the timing of cash flows, and changes in discount rates offset by escalation	Decommissioning spending and changes to the liability resulting from updated cost estimates, changes to the timing of cash flows, and change in discount rate offset by escalation	Decommissioning spending and changes to the liability resulting from updated cost estimates, changes to timing of cash flows, and change in discount rate offset by escalation	No change
Cash expenditures required until the year	2049	2082	2185	2033
Rate used to discount cash flows				
- 2019	2.45 - 3.61%	4.30%	4.71%	3.47%
- 2018	3.10 - 3.83%	4.51%	4.83%	3.73%
Escalation rate to determine decommissioning liabilities	2.0%	2.0%	1.9% to 3.5%	2.0%

(Amounts are expressed in millions of Canadian dollars except where indicated)

15. DECOMMISSIONING AND USED FUEL MANAGEMENT LIABILITY (CONTINUED)

Liabilities at year-end

The following is a continuity schedule for each of the decommissioning liabilities.

	2019	2018
Thermal generating station decommissioning liability		
Balance, beginning of year	$ 129	$ 126
Add: Change to discount rate and change in cost estimates	1	1
Add: Accretion on thermal decommissioning liability	5	4
Less: Expenditures	(1)	(2)
Balance, end of year	134	129
Nuclear generating station decommissioning liability		
Balance, beginning of year	381	358
Add: Change to discount rate and change in cost estimate	30	9
Add: Accretion on nuclear decommissioning liability	17	17
Less: Expenditures	(2)	(3)
Balance, end of year	426	381
Used fuel management liability		
Balance, beginning of year	313	278
Add: Change to discount rate and change in cost estimate	32	30
Add: Accretion on used fuel management liability	15	13
Less: Expenditures	(7)	(8)
Balance, end of year	353	313
Water heaters		
Balance, beginning of year	2	2
Balance, end of year	2	2
Total decommissioning and used fuel management liability	$ 915	$ 825

(Amounts are expressed in millions of Canadian dollars except where indicated)

16. POST-EMPLOYMENT BENEFITS

Unfunded benefit plans

Unfunded post-employment benefit plans include an early retirement plan, retirement allowances, and other future employee benefits.

The table below summarizes these plans.

		2019		2018
Early retirement obligation	$	**81**	$	81
Retirement allowance obligation		**17**		16
Other future employee benefits obligation		**26**		23
		124		120
Current portion of early retirement obligation, recorded in accounts payable and accrued liabilities		**(5)**		(5)
Post-employment benefits	$	**119**	$	115

Assumptions

	2019 %	2018 %
Discount rate, beginning of year	3.65	3.65
Discount rate, end of year	3.25	3.65
Long-term rate of compensation increases	2.50	2.50
Assumptions for benefit increases (percentage of Consumer Price Index)	2.00	2.00

a. Early retirement obligation

NB Power has an unfunded early retirement program. NB Power has had several programs in the past to incent employees to retire early. The early retirement program represents the obligation for those costs.

Accrued benefit obligation		2019		2018
Balance, beginning of year	$	**81**	$	83
Employee benefit expense		**3**		3
Benefits paid		**(5)**		(4)
Actuarial loss (gain)		**2**		(1)
Balance, end of year	$	**81**	$	81

Cost		2019		2018
Interest on early retirement obligation	$	**3**	$	3
Total benefit expense for the year	$	**3**	$	3

(Amounts are expressed in millions of Canadian dollars except where indicated)

16. POST-EMPLOYMENT BENEFITS (CONTINUED)

b. Retirement allowance obligation

NB Power has an unfunded retirement allowance program. The program provides a benefit of one week of salary per year of service up to a maximum of 26 weeks, when the employee retires. The latest actuarial calculation to estimate the liability was completed as at April 1, 2012.

NB Power has been phasing out the retirement allowance benefit over the last number of years. Employees were offered voluntary payouts of the accumulation of service. A number of employees took this opportunity thus reducing NB Power's accrued benefit obligation and current service cost.

Accrued benefit obligation		2019		2018
Balance, beginning of year	$	16	$	21
Employee benefit expense		2		2
Benefits paid		(2)		(7)
Actuarial loss		1		-
Balance, end of year	$	17	$	16

Cost		2019		2018
Current service cost	$	1	$	1
Interest on retirement allowance obligation		1		1
Total benefit expense for the year	$	2	$	2

c. Other future employee benefits obligation

Other future employee benefits include future payments to long-term disability plan for employees and the pension plan for executives.

Accrued benefit obligation		2019		2018
Balance, beginning of year	$	23	$	20
Employee benefit expense		2		1
Benefits paid		(1)		(1)
Actuarial loss		2		3
Balance, end of year	$	26	$	23

Cost		2019		2018
Current service cost	$	1	$	1
Interest on other post-employment benefits		1		-
Total benefit expense for the year	$	2	$	1

(Amounts are expressed in millions of Canadian dollars except where indicated)

16. POST-EMPLOYMENT BENEFITS (CONTINUED)

Cumulative actuarial losses

The cumulative actuarial losses recorded in other comprehensive income for NB Power's defined benefit plans are summarized in the following table.

		2019		2018
Balance, beginning of year	$	**(72)**	$	(70)
Actuarial losses on accrued benefit obligation				
- experience adjustments		**(5)**		(2)
Balance, end of year	$	**(77)**	$	(72)

Funded defined benefit pension plan

The former Mine Reclamation Inc. employees are members of the Pension Plan for Employees of NB Coal Limited. N.B. Coal Limited ceased operations on December 31, 2009, with the Plan ceasing at the same date. The Plan has no active members. All members are retirees, survivors, or deferred pensioners. The pension assets and liabilities of this plan are measured as at March 31, 2019. The most recent actuarial valuation for funding purposes for the Pension Plan for Employees of NB Coal Limited was completed as at January 1, 2017. The valuation reported plan assets equal to the accrued benefit obligation of $5 million as such, no amount is reflected in the consolidated financial statements. The next valuation for funding purposes is as at January 1, 2020.

Multi-employer pension plan

NB Power employees are members of the New Brunswick Public Service Pension Plan (NBPSPP), a multi-employer shared risk pension plan, as described in Note 3.h. The most recent actuarial valuation was completed January 1, 2018. As at January 1, 2018, the NBPSPP was 112.0% funded (January 1, 2017 - 108.8%). The valuation reported plan assets in excess of the accrued benefit obligation of $6,831 million by $821 million. The next valuation is as at January 1, 2019.

NB Power accounts for this multi-employer plan as a defined contribution pension plan.

Costs

Under the NBPSPP, NB Power's obligations are limited to the contributions for current service. The total contributions of all participating employers and employees were approximately $250 million (January 1, 2017 - $244 million). NB Power's contributions are charged to earnings when due. The employee benefits expense for the NBPSPP plan recorded in OM&A expense is summarized in the following table.

		2019		2018
Current service cost	$	**28**	$	27

NB Power expects to contribute approximately $29 million in contributions in 2020.

(Amounts are expressed in millions of Canadian dollars except where indicated)

17. PROVISIONS FOR OTHER LIABILITIES AND CHARGES

A reconciliation between the opening and closing provisions for other liabilities and charges is provided below.

	Land reclamation	Environmental liability	Customer contributions	Total
Provisions for other liabilities and charges				
Balance, April 1, 2017	$ 2	$ 11	$ 21	$ 34
Provisions made during the year	-	1	13	14
Provisions used during the year	(1)	(1)	(1)	(3)
Balance, March 31, 2018	1	11	33	45
Provisions made during the year	**-**	**1**	**5**	**6**
Provisions used during the year	**(1)**	**(1)**	**(2)**	**(4)**
Balance, March 31, 2019	**$ -**	**$ 11**	**$ 36**	**$ 47**

Environmental liability

NB Power has a long-term plan to treat acidic water drainage from an inactive mine. NB Power has recognized an unfunded environmental liability equal to the net present value of the expected future costs using a discount rate of 3.47% (2018 - 3.81%).

The total undiscounted amount of the estimated cash flows required to settle the liability is $13 million.

Customer contributions

NB Power has received non-refundable customer contributions in aid of construction of physical assets to connect these customers to a utility network and provide future energy requirements. These contributions are recognized as deferred revenue and recognized in earnings as miscellaneous revenue as described in Note 3.j.

18. REVENUE

a. Revenue from contracts

	2019	2018
Sales of electricity	**$ 1,709**	$ 1,667
Miscellaneous contract revenue	**49**	44
Total contract revenue	**$ 1,758**	$ 1,711

(Amounts are expressed in millions of Canadian dollars except where indicated)

18. REVENUE (CONTINUED)

b. Contract balances

The following table provides information about receivables, contracts assets and contract liabilities from contracts with customers.

	March 31, 2019	April 1, 2018
Accounts receivable, which are included in trade or other receivables	$ **244**	$ 196
Contract assets - unbilled revenue	**61**	56
Contract liabilities	**(36)**	(33)

The contract assets represent unbilled revenue and relate to the rights to consideration for electricity transferred and used by the customer but not billed at the reporting date.

During the period ended March 31, 2019, contract assets were impaired by $ nil million. Refer to Note 26 for the calculation of the impairment charge on contract assets. The contract assets are transferred to accounts receivable when the rights become unconditional. This generally occurs when an invoice is issued to the customer.

The contract liabilities primarily relate to customer contributions that NB Power receives towards certain costs of construction. This liability is recognized in earnings, as miscellaneous revenue, on a straight-line basis over the estimated lives of the contracts with customers. When contracts with customers are perpetual and the related contributed asset is used to provide ongoing goods or services to customers, the life of the contract is estimated to be equivalent to the economical useful life of the asset to which the contribution relates. The amount of customer contributions recognized as revenue for the year ended March 31, 2019 is $1 million.

The amount of revenue recognized in the year ended March 31, 2019 from performance obligations satisfied (or partially satisfied) in the previous period is $ nil.

(Amounts are expressed in millions of Canadian dollars except where indicated)

18. REVENUE (CONTINUED)

c. Disaggregation of revenue from contracts with customers

In the following table, revenue from contracts with customers is disaggregated by revenue stream. The in-province stream is further disaggregated by customer type, the out-of-province stream by contract type and miscellaneous revenue by major product and service.

	2019	2018
Sales of electricity - In-Province		
Residential	$ 671	$ 638
Industrial	302	333
General Service	299	292
Wholesale	119	113
Street lights	21	21
Unmetered	4	5
	1,416	1,402
Sales of electricity - Out-of-Province		
Canadian sales		
Canadian Sales - Long term contracts	102	93
Canadian Sales - short term contracts	41	27
USA sales		
US Sales - long term contracts	116	97
US Sales - Short term contracts	34	48
	293	265
Total sales of electricity	1,709	1,667
Miscellaneous		
Customer related revenue	17	10
Pole attachments	4	4
Transmission revenue	22	25
Miscellaneous contract revenue	6	5
	49	44
Total contract revenue	$ 1,758	$ 1,711

(Amounts are expressed in millions of Canadian dollars except where indicated)

19. MISCELLANEOUS REVENUE

		2019		2018
Net transmission revenue	$	**22**	$	25
Customer related revenue		**17**		10
Water heater rental		**22**		21
Pole attachment revenue		**4**		4
Other miscellaneous income		**22**		24
	$	**87**	$	84

20. OPERATIONS, MAINTENANCE AND ADMINISTRATION

		2019		2018
Salaries and benefits	$	**247**	$	236
Hired services		**125**		129
Materials and supplies		**37**		34
Vehicles and equipment		**25**		25
Provision for losses		**2**		5
Other		**57**		45
	$	**493**	$	474

21. DEPRECIATION AND AMORTIZATION

		2019		2018
Property, plant and equipment	$	**263**	$	248
Amortization of intangible assets		**6**		5
Loss on disposal of assets		**2**		-
	$	**271**	$	253

22. TAXES

		2019		2018
Property tax	$	**23**	$	22
Utility and right of way taxes		**22**		22
	$	**45**	$	44

(Amounts are expressed in millions of Canadian dollars except where indicated)

23. FINANCE COSTS

	2019	2018
Interest on long-term and short-term debt	$ **208**	$ 206
Accretion	**37**	35
Debt portfolio management fee	**31**	32
Foreign exchange on long-term debt	**12**	(10)
Interest on post-employment benefits	**5**	4
Foreign exchange translation gains and losses	**1**	1
Amortization of premiums and discounts on long-term debt	**-**	2
	294	270
Interest capitalized during construction	**(7)**	(6)
	$ **287**	$ 264

24. LOANS AND BORROWING

A reconciliation of movements of liabilities to cash flows arising from financing activities is provided below

	Sinking funds	Long-term debt	Short-term debt	Total
Balance at April 1, 2018	$ (505)	$ 4,407	$ 871	$ 4,773
Changes from financing cash flows				
Sinking fund installments	(42)	-	-	(42)
Sinking fund redemptions	19	-	-	19
Increase (decrease) in short-term indebtedness	-	-	26	26
Proceeds on long-term debt	-	600	-	600
Debt retirements	-	(410)	-	(410)
Total changes from financing cash flows	(23)	190	26	193
Other changes				
Sinking fund earnings	(22)	-	-	(22)
Finance costs - foreign exchange	(12)	12	-	-
Total other changes	(34)	12	-	(22)
Balance at March 31, 2019	$ (562)	$ 4,609	$ 897	$ 4,944

25. FINANCIAL INSTRUMENTS

A financial instrument (Note 3.n) is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity (for example, accounts receivable/accounts payable). The effect of initially applying IFRS 9 on NB Power's financial instruments is described in Note 3.n. Due to the transition method chosen, comparative information has not been restated to reflect the new requirements.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

A financial instrument's fair value at a given date (including fair values of forward contracts used for hedging purposes, and other derivative positions) reflects, among other things, differences between the instrument's contractual terms and the terms currently available in the market.

The financial instruments carried at fair value are classified using a fair value hierarchy which has three levels. These are as follows

- Level 1: Fair value determination is based on inputs that are quoted prices in active markets for identical assets or liabilities.
- Level 2: Fair value is determined using inputs, other than quoted prices in Level 1 that are observable for the financial asset or financial liability, either directly or indirectly. These inputs include quoted prices for similar financial instruments in active markets, quoted price for similar instruments that are not active, and inputs other than quoted prices that are observable for the instrument. These are inputs that are derived principally from, or corroborated by, observable market data.
- Level 3: Fair value is determined based on valuation models using inputs that are not based on observable market data. Unobservable inputs reflect subjective assumptions that market participants may use in pricing the investments. The investments classified as Level 3 include private real estate and private infrastructure investments. Real estate and infrastructure valuations are reported by the fund managers and are based on the valuation of the underlying investments which includes inputs such as cost, operating results, capitalization rates, discounted future cash flows and market-based comparable data.

Refer to Note 26 Financial Instrument Risk Management, Market risk for the sensitivity analysis.

(Amounts are expressed in millions of Canadian dollars except where indicated)

25. FINANCIAL INSTRUMENTS (CONTINUED)

Fair Value of Financial Instruments (Continued)

The following table is a summary of NB Power's outstanding financial instruments.

			March 31, 2019		March 31, 2018
	Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets					
Cash	1	$ **4**	$ **4**	$ 6	$ 6
Accounts receivable	1	**305**	**305**	248	248
Nuclear decommissioning and used fuel management fund					
FVTPL investments	2 - 3	**756**	**756**	696	696
FVOCI investments	2	**10**	**10**	26	26
Sinking fund receivable	1	**562**	**562**	505	505
Derivative assets	2	**24**	**24**	1	1
Total financial assets		**1,661**	**1,661**	1,482	1,482
Financial liabilities					
Short-term indebtedness	1	**897**	**897**	871	871
Accounts payable and accrued liabilities	1	**294**	**294**	271	271
Accrued interest on short and long-term debt	1	**46**	**46**	43	43
Long-term debt	2	**4,609**	**5,115**	4,407	4,838
Derivative liabilities	2	**23**	**23**	25	25
Total financial liabilities		$ **5,869**	$ **6,375**	$ 5,617	$ 6,048

The fair value hierarchy for the nuclear decommissioning and used fuel management funds is outlined in the following table.

Hierarchy	2019	2018
Level 2	$ **686**	$ 660
Level 3	**80**	62
	$ **766**	$ 722

Transfers between levels 1 and 2

There were no transfers between levels 1 and 2 in 2019.

25. FINANCIAL INSTRUMENTS (CONTINUED)

Hierarchy Level 3 Investment Continuity

The nuclear decommissioning and used fuel management funds have investments carried at fair value hierarchy Level 3. The following table is the investment continuity of Level 3.

Balance April 1, 2017	$	37
Purchases		22
Sales		(2)
Gains recognized in earnings		5
Balance, March 31, 2018		62
Purchases		**19**
Sales		**(5)**
Gains recognized in earnings		**4**
Balance, March 31, 2019	**$**	**80**

Derivative Financial Instruments Summary

Derivative financial instruments are recorded on the balance sheet at fair value. The following table summarizes the classification and fair values of the derivative financial instruments as at March 31.

			March 31, 2019		**March 31, 2018**	
	Unit of measure	**Maturing over (months)**	**Committed purchases (in millions)**	**Weighted average price**	**Committed purchases (in millions)**	**Weighted average price**
Foreign exchange derivatives (1)	USD	60	502.0	$ 1.28	546.2	$ 1.28
Heavy fuel oil derivatives (2)	barrels	9	0.1	37.57	0.5	54.66
Natural gas derivatives (3)	btu	nil	-	-	0.5	8.14
Electricity derivatives (4)	MWh	65	6.4	48.41	6.2	45.29
Uranium derivatives (5)	LB	35	0.5	$ 30.27	0.8	$ 29.45

(1) NB Power hedges exchange risk relating to net forecasted US dollar requirements, by entering into forward contracts to sell Canadian dollars and to acquire US dollars.

(2) NB Power hedges its anticipated exposure to changes in the cost of heavy fuel oil.

(3) NB Power hedges its anticipated exposure to changes in natural gas prices.

(4) NB Power hedges its anticipated exposure relating to changes in electricity prices. This is done through both sale contracts and purchase contracts.

(5) NB Power hedges its anticipated exposure to changes in uranium prices.

(Amounts are expressed in millions of Canadian dollars except where indicated)

25. FINANCIAL INSTRUMENTS (CONTINUED)

Derivatives Reconciliation to Statement of Financial Position

The following table summarizes the position of the derivative financial instruments recorded on the statement of financial position at March 31, 2019. These include

- the fair value of derivative instruments in hedging relationships, and
- the fair value of derivative instruments that do not qualify for hedge accounting.

The derivative financial instruments had a total net asset impact of $(23) million at March 31, 2019. Of the $(23) million, the retained earnings impact is $nil million and the accumulated other comprehensive income impact is $(23) million.

	Foreign exchange contracts	Electricity contracts	Heavy fuel oil contracts	Uranium contracts	Total	2018 Total
Current derivative assets	$ 12	$ 1	$ 1	$ -	**$ 14**	$ -
Long-term derivative assets	8	1	1	-	**10**	1
Current derivative liabilities	-	(14)	-	(1)	**(15)**	(13)
Long-term derivative liabilities	-	(7)	-	(1)	**(8)**	(12)
Total assets (liabilities)	$ 20	$ (19)	$ 2	$ (2)	**$ 1**	$ (24)

Financial Instrument Impact on Equity

a. Derivative financial instrument impact on retained earnings

The following table illustrates the impact on retained earnings for derivative instruments that do not qualify for hedge accounting.

	Foreign exchange contracts	Electricity contracts	Heavy fuel oil contracts	Total
Balance, April 1, 2017	$ -	$ 1	$ -	$ 1
Current year adjustments	-	(1)	-	(1)
Hedge ineffectiveness	-	(1)	-	(1)
Balance, March 31, 2018	-	(1)	-	(1)
Current year adjustments	**2**	**(2)**	**1**	**1**
Balance, March 31, 2019	**$ 2**	**$ (3)**	**$ 1**	**$ -**

(Amounts are expressed in millions of Canadian dollars except where indicated)

25. FINANCIAL INSTRUMENTS (CONTINUED)

b. Financial instrument impact on accumulated other comprehensive income

The impact of financial instruments on accumulated other comprehensive income is comprised of

- the fair value of the derivative financial instruments that qualify for hedge accounting,
- the fair value of the nuclear decommissioning and used fuel management funds classified as available for sale,
- the settlement of the interest rate swaps which are amortized over the life of the corresponding debt, and
- the actuarial gains (losses) on defined pension plans.

The following table illustrates the impact of the cash flow hedges on accumulated other comprehensive income.

	Foreign exchange contracts	Natural gas contracts	Electricity contracts	Heavy fuel oil contracts	Coal contracts	Uranium contracts	AOCI - derivative financial instruments
Balance, April 1, 2017	$ 9	$ (2)	$ (12)	$ (10)	$ (5)	$ -	$ (20)
Impact of mark-to-market adjustments	(10)	1	(1)	8	3	(4)	(3)
Balance, March 31, 2018	(1)	(1)	(13)	(2)	(2)	(4)	(23)
Impact of mark-to-market adjustments	**19**	**1**	**(3)**	**3**	**2**	**2**	**24**
Balance, March 31, 2019	**$ 18**	**$ -**	**$ (16)**	**$ 1**	**$ -**	**$ (2)**	**$ 1**

(Amounts are expressed in millions of Canadian dollars except where indicated)

26. FINANCIAL INSTRUMENT RISK MANAGEMENT

NB Power is exposed to a number of risks arising from its use of financial instruments. NB Power is or may be subject to certain risks including credit risk, liquidity risk, interest rate risk, and currency risk. The Board of Directors has overall responsibility for the establishment and oversight of NB Power's risk management framework. Financial instrument risk management strategies may expose NB Power to further gains or losses, but serve to stabilize future cash flows, reduce the volatility of operating results, and increase overall financial strength. Individual risks and NB Power's approach to managing such risks are discussed as below.

Credit Risk

Credit risk is a risk that a financial loss will occur due to a counterparty failing to perform its obligations under the terms of a financial instrument.

Managing credit risk

To manage credit risk, NB Power

- conducts a thorough assessment of counterparties prior to granting credit, and
- actively monitors the financial health of its significant counterparties, and the potential exposure to them on an on-going basis.

Credit Risk

The following is a summary of the fair value of NB Power's financial instruments that are exposed to credit risk.

Financial assets	2019 Fair value	2018 Fair value
Cash	**$ 4**	$ 6
Accounts receivable	**305**	248
Nuclear decommissioning and used fuel management funds	**766**	722
Sinking fund receivable	**562**	505
Derivative assets	**24**	1
	$ 1,661	$ 1,482

Cash

The credit risk associated with cash is considered to be low as the funds are deposited with Canadian chartered banks.

Accounts receivable

Accounts receivable are largely a combination of receivables from residential and commercial in-province and out-of-province customers. To reduce credit risk, NB Power monitors outstanding receivables and pursues collection of overdue amounts.

(Amounts are expressed in millions of Canadian dollars except where indicated)

26. FINANCIAL INSTRUMENT RISK MANAGEMENT (CONTINUED)

Credit Risk (Continued)

Certain derivative financial instruments contracts require NB Power to provide collateral when the fair value of the obligation is in excess of the credit limit.

The following table provides information about the exposure to credit risk and expected credit losses for trade and unbilled revenue from individual customers at March 31, 2019.

	Weighted-average loss rate	Gross carrying amount	Loss allowance
Trade			
Current	0.76%	$ 230	$ 2
31 - 60 days	8.95%	7	-
61 - 90 days	25.92%	3	1
91 - 365 days	20.56%	3	1
Greater than 365 days	-%	1	-
Allowance for doubtful accounts		(4)	-
		240	4
Unbilled revenue	0.15%	61	-
Other receivables		4	-
		$ 305	$ 4

Loss rates are based on actual credit loss past experience and are adjusted to reflect differences between current and historical economic conditions. There are no expected credit losses for out-of-province and transmission receivables as there are no significant write-offs nor is there any expectation of any.

(Amounts are expressed in millions of Canadian dollars except where indicated)

26. FINANCIAL INSTRUMENT RISK MANAGEMENT (CONTINUED)

Credit Risk (Continued)

Allowance for doubtful accounts is reviewed on a regular basis and based on the estimate of outstanding accounts that are at risk of being uncollectable.

The movement in the allowance for doubtful accounts, in respect of trade receivables and contract assets, during the year is described in the following table. Comparative amounts for 2017/18 represent the allowance for doubtful accounts under IAS 39.

Reconciliation of allowance for doubtful accounts		2019		2018
Balance at April 1 under IAS 39	$	7	$	6
Adjustment on initial application of IFRS 9		(3)		-
Balance at April 1 under IFRS 9		4		6
Amounts written off		(3)		(8)
Net measurement of loss allowance		4		10
Bad debts recovery during the year		(1)		(1)
Balance at March 31	$	4	$	7

Concentration of credit risk

No significant concentration of credit risk exists within accounts receivable as the receivables are spread across numerous in-province and out-of-province customers. In certain circumstances, NB Power holds deposits or requires letters of credit.

Sinking fund receivable

NB Power pays one per cent of its outstanding debt annually into a sinking fund administered by the Province of New Brunswick. These payments are invested in cash and fixed income securities and managed by the Province of New Brunswick. The amount will be received from the Province when the corresponding debt issues mature.

Concentration of credit risk

There is a high concentration of credit risk at March 31, 2019 in relation to the sinking fund receivable, as the receivable is from one counterparty. Since the counterparty is the Province of New Brunswick, which is the Shareholder of NB Power, the associated credit risk is considered to be low. The Province of New Brunswick bears the credit risk for the investments.

(Amounts are expressed in millions of Canadian dollars except where indicated)

26. FINANCIAL INSTRUMENT RISK MANAGEMENT (CONTINUED)

Credit Risk (Continued)

Derivative assets

NB Power only enters into derivative financial instrument transactions with highly credit-worthy counterparties. All of the counterparties with which NB Power has outstanding positions have investment grade credit ratings assigned to them by external rating agencies.

NB Power

- monitors counterparty credit limits on an ongoing basis, and
- requests collateral for exposures that exceed assigned credit limits.

Concentration of credit risk

There is a concentration of credit risk at March 31, 2019 in relation to derivative assets, as the bulk of the derivative asset balance is tied to a small number of counterparties. However, since the majority of the amount is associated with counterparties that are Canadian chartered banks and other reputable financial institutions, the associated credit risk is considered to be low.

Nuclear decommissioning and used fuel management funds

NB Power limits its credit risk associated with the bonds held in the nuclear decommissioning, used fuel management funds and the nuclear fuel waste trust fund. The current portfolio is comprised of investment grade ratings of BBB or above for longer-term securities and R-1 for short-term debt. The following table outlines the allocation of the maximum credit exposure by investment grade ratings.

Maximum credit exposure	AAA	AA	A	BBB	R - 1	Other	Total	2018 Total
Used fuel management fund	$ 4	$ 5	$ 17	$ 6	$ 1	$ 3	$ 36	$ 38
Nuclear decommissioning fund	23	18	56	18	4	5	124	117
Nuclear fuel waste trust	32	27	74	31	1	3	168	159
	$ 59	$ 50	$ 147	$ 55	$ 6	$ 11	$ 328	$ 314

26. FINANCIAL INSTRUMENT RISK MANAGEMENT (CONTINUED)

Market Risk

Market risk is the risk that NB Power's earnings or financial instrument values will fluctuate due to changes in market prices.

NB Power is exposed to a variety of market price risks such as changes in

- foreign exchange rates,
- interest rates,
- commodity prices,
- private real estate capitalization rates,
- changes in per unit net asset values in private equity funds, and
- changes in valuations in infrastructure funds.

NB Power manages the foreign exchange rates, interest rates, and commodity prices exposures through the use of forwards and other derivative instruments in accordance with Board approved policies.

The nuclear decommissioning and used fuel management funds are managed by Vestcor Investment Management Corporation. The funds are invested in NBIMC unit trusts and direct interests in private real estate and infrastructure investments. The nuclear fuel waste trust is invested in NBIMC unit trusts. The NBIMC unit trusts invest in fixed income securities, and domestic and international equities. These are subject to market risk and will fluctuate in value due to changes in market prices. These funds are in place to cover the expected expenditures related to the nuclear decommissioning and used fuel management obligations. The nature of the investments and level of market risk are consistent with the long-term nature of the related liability.

The following table provides a sensitivity analysis which shows the dollar value impact of small changes in various market rates and prices. The amounts shown are derived from outstanding volumes of financial instruments that existed at March 31, 2019

	Impact on earnings	Impact on other comprehensive income
Exchange and interest rates		
1 cent change in CAD/USD exchange rate	$ 2	$ 5
0.25% change in short-term debt rates	2	-
1 % change in investment yields	22	1
Commodity prices		
$5/ LB change in Uranium prices	-	3
$5/MWh changes in electricity prices	-	32
Private real estate, infrastructure and private equity investments		
0.25% change in capitalization rate	4	-
infrastructure valuation range	$ 3	$ -

(Amounts are expressed in millions of Canadian dollars except where indicated)

26. FINANCIAL INSTRUMENT RISK MANAGEMENT (CONTINUED)

Market Risk (Continued)

For private infrastructure investments, the most significant input into the calculation of fair value level 3 investments is the discount rate applied to expected future cash flows. Where such investments are held within managed funds, the discount rate assumptions are not readily available. The table above discloses the impact on earnings based on the difference between the estimated fair value of the funds between the low and high end of possible values.

Liquidity Risk

Liquidity risk is a risk that NB Power will have difficulty or be unable to meet its financial obligations associated with financial liabilities.

NB Power forecasts its financing requirements on a consistent basis so that it can plan and arrange for financing to meet financial obligations as they come due. The following table summarizes the contractual maturities of NB Power's financial liabilities at March 31, 2019 and in future years.

			Timing of contractual cash flows				
Financial liability	**Carrying amount**	**Contractual cash flows**	**< 2 months**	**2 - 12 months**	**2021**	**2022 - 2024**	**2025 and thereafter**
Short-term indebtedness	$ **897**	$ **897**	$ 897	$ -	$ -	$ -	$ -
Accounts payable and accrued liabilities	**294**	**294**	294	-	-	-	-
Accrued interest	**46**	**46**	3	43	-	-	-
Derivative liabilities	**23**	**23**	10	5	6	1	1
Long-term debt	**4,609**	**4,624**	-	450	365	934	2,875
Interest on long-term debt	**-**	**2,780**	1	185	162	399	2,033
	$ **5,869**	$ **8,664**	$ 1,205	$ 683	$ 533	$ 1,334	$ 4,909

NB Power believes it has the ability to generate sufficient funding to meet these financial obligations.

(Amounts are expressed in millions of Canadian dollars except where indicated)

27. RELATED PARTY TRANSACTIONS

Related parties to NB Power include

- The Province of New Brunswick as outlined in Note 1.
- New Brunswick Energy Solutions Corporation, a provincial crown corporation.

New Brunswick Energy Solutions Corporation

The Province of New Brunswick was issued 200 voting, fully participating Class A shares and NB Power was issued 100 voting, non-participating Class B shares. NB Power is not entitled to dividends unless or until there are no Class A shares issued or outstanding. NB Power has no control or significant influence on New Brunswick Energy Solutions Corporation. The investment in New Brunswick Energy Solutions Corporation is recognized as a financial instrument and is recorded at cost as this is the best indicator of fair value.

Sinking Fund Receivable

At March 31, 2019 NB Power has a sinking fund receivable from the Province of New Brunswick of $562 million as compared to $505 million in 2018 (Note 10).

Debt

NB Power has debt payable to the Province of New Brunswick (Notes 12 and 13).

Payments to the Province of New Brunswick

During the year NB Power made payments to the Province of New Brunswick for property taxes, utility taxes, and right of way taxes of $45 million, as compared to $44 million in 2018 (Note 22).

Key Management Personnel Compensation

Key management personnel include board members and executive officers. The compensation paid to key management for employee services is shown below.

	2019	2018
Salaries and short-term employee benefits	$ 5	$ 4
Post-employment benefits	1	1
	$ 6	$ 5

(Amounts are expressed in millions of Canadian dollars except where indicated)

28. COMMITMENTS, CONTINGENCIES AND GUARANTEES

This details the commitments, contingencies and guarantees in place at NB Power.

	2020	2021	2022	2023	2024	2025 and thereafter
Fuel contracts	$ 77	$ 58	$ -	$ -	$ -	$ -
Committed capital	98	19	1	-	-	-
Operating leases	10	6	5	4	-	-
Other commitments	12	5	3	-	-	-
	$ 197	$ 88	$ 9	$ 4	$ -	$ -

Power purchase agreements

NB Power has entered into power purchase arrangements to purchase power at predetermined rates. These arrangements are assessed as to whether they contain leases that convey the right to NB Power to use the projects' property, plant and equipment in return for future payments. Such arrangements are classified as either finance or operating leases. As NB Power's arrangements do not transfer substantially all of the benefits and risks of ownership of the property to NB Power, all such power purchase arrangements are accounted for as operating leases. They are described below.

Initial duration of agreement	End date	Amount of energy	Agreement to purchase
2 years	2021	90 MW	90 MW of the total 99 MW of electrical energy of a wind generation facility
3 years	2020	42 MW	all the electrical energy of a wind generation facility
20 years	2024	90 MW	all the capacity and electrical energy produced by a co-generation facility
30 years	2027	38.5 MW	all the capacity and electrical energy from a co-generation facility
20 years	2029	48 MW	all the electrical energy of a wind generation facility
20 years	2029	51 MW	all the electrical energy of a wind generation facility
20 years	2032	8.8 MW	all of the capacity, energy, and environmental attributes generated by the generating stations
25 years	2033	96 MW	all the electrical energy of a wind generation facility
25 years	2034	45 MW	all the electrical energy of a wind generation facility
25 years	2035	54 MW	all the electrical energy of a wind generation facility
25 years	2035	17 MW	all the electrical energy of a wind generation facility

(Amounts are expressed in millions of Canadian dollars except where indicated)

28. COMMITMENTS, CONTINGENCIES AND GUARANTEES (CONTINUED)

NB Power has entered into three power purchase agreements related to generation facilities that are currently in the construction phase. NB Power will commence purchasing the electricity from the power purchase agreements on completion of the construction phase.

Expected completion	Duration of agreement	End date	Amount of energy	Agreement to purchase
November 1, 2019	30 years	2049	18 MW	all the electrical energy of a wind generation facility
December 31, 2019	30 years	2049	20 MW	all the electrical energy of a wind generation facility
December 31, 2020	30 years	2050	20 MW	all the electrical energy of a wind generation facility

Energy Sales and Transmission Rights Assignment Agreement

NB Power entered into an energy sales and transmission rights assignment agreement which expires in November 2025. NB Power is committed to purchase 1.5 million MWh a year at the market price at the time of the purchase.

Gypsum Contract

NB Power entered into a 21.5 year contract expiring in 2026 to supply specified quantities of synthetic gypsum to a third party. In the event of a production shortfall, NB Power must compensate the third party for any shortfall. The compensation paid, if required, is based on the contracted quantity of gypsum at fixed price. The fixed price is escalated each year by the Consumer Price Index.

Large Industrial Renewable Energy Purchases Program

NB Power purchases electricity from renewable sources, such as biomass and river hydro, from qualifying large industrial customers who have renewable electricity generating facilities located in New Brunswick.

The program is included in the *Electricity Act* under the renewable portfolio standard regulation. There are four program agreements in place. From April 1, 2018 to March 31, 2019, 489 GWh of qualified renewable energy was purchased under the program.

The Large Industrial Renewable Energy Purchase Program allows NB Power to purchase renewable energy generated by its largest customers at a set rate. This renewable energy will count towards meeting the Province of New Brunswick's renewable energy targets.

Legal Proceedings

NB Power may, from time-to-time, be involved in legal proceedings, claims and litigations that arise in the ordinary course of business. NB Power believes these would not reasonably be expected to have a material adverse effect on the financial condition of NB Power.

(Amounts are expressed in millions of Canadian dollars except where indicated)

29. BUSINESS COMBINATION

On March 5, 2019, NB Power acquired control of Bayside Power from Emera Energy Inc. The transaction is a business combination as defined in IFRS 3 *Business Combinations*. The purchase price included identifiable assets including all property, plant and equipment, and spare parts inventory of Bayside Power. There were no liabilities assumed. Bayside Power is a gas-fired combined cycle power plant in Saint John, New Brunswick with a net generating capacity of 277 MW. Bayside Power is a business with assets and processes capable of operating to provide economic benefits to NB Power. The purchase will provide NB Power greater flexibility and lower future costs as well as lower decreasing carbon footprint.

Prior to the acquisition, NB Power had a power purchase agreement with Emera to purchase all the output of the Bayside Generating Station during the winter period of November 1 to March 31. The March 31, 2019 results are not materially different as a result of the acquisition.

a. Consideration transferred

The consideration transferred was $46 million cash.

b. Acquisition-related costs

NB Power incurred acquisition costs of $1 million in legal fees and due diligence. These costs are included in operations, maintenance and administration expense - hired services (Note 20).

c. Identifiable assets acquired

The purchase price has been allocated to the acquired assets based on management's best estimate of fair value. The following table reflects the acquisition accounting and the fair value of the net assets acquired at the acquisition date.

	Note reference		
Property, plant and equipment	7	$	41
Inventory, classified as property, plant and equipment	7		4
Intangible asset	8		1
Total identifiable assets acquired		$	46



STATISTICAL OVERVIEW

STATEMENT OF GENERATION[1]

(millions of kWh)

	2018/19	2017/18	2016/17	2015/16	2014/15
Hydro	2,292	2,541	2,848	2,920	2,690
Thermal	4,001	3,620	3,992	2,844	4,103
Nuclear	5,220	5,531	4,860	4,869	4,863
Combustion turbine	3	6	2	3	4
Purchases	6,683	6,511	6,206	8,595	7,992
Gross generation and purchases	**18,199**	**18,209**	**17,908**	**19,231**	**19,652**
Station service	664	664	658	638	675
Net generation and purchases	**17,535**	**17,545**	**17,250**	**18,593**	**18,977**
Losses - transformer and transmission	611	532	518	648	422
Total energy available for distribution	**16,924**	**17,013**	**16,732**	**17,945**	**18,555**

[1] *Certain comparative figures have been reclassified to conform to the current year's presentation*

STATEMENT OF SALES

(millions of kWh)

	2018/19	2017/18	2016/17	2015/16	2014/15
Wholesale	1,262	1,215	1,225	1,224	1,291
Industrial	4,130	4,479	4,315	4,515	4,456
General service	2,386	2,332	2,320	2,295	2,392
Residential	5,384	5,100	5,134	5,008	5,442
Street lights	44	44	45	48	67
Total in-province sales	**13,206**	**13,170**	**13,039**	**13,090**	**13,648**
Interconnections	3,373	3,491	3,360	4,533	4,575
Total sales	**16,579**	**16,661**	**16,399**	**17,623**	**18,223**
Distribution losses	345	352	333	322	332
Total energy distributed and sold	**16,924**	**17,013**	**16,732**	**17,945**	**18,555**

STATEMENT OF REVENUE[1]

(in millions)

	2018/19	2017/18	2016/17	2015/16	2014/15
Wholesale	$ 119	$ 113	$ 112	$ 109	$ 112
Industrial	302	333	315	322	318
General service	299	292	289	280	285
Residential	671	638	628	601	635
Street lights	25	26	25	24	24
Total in-province sales of power	**1,416**	**1,402**	**1,369**	**1,336**	**1,374**
Interconnections	293	265	251	370	346
Sales of power	**1,709**	**1,667**	**1,620**	**1,706**	**1,720**
Miscellaneous	87	84	76	85	71
Total revenue	**$ 1,796**	**$ 1,751**	**$ 1,696**	**$ 1,791**	**$ 1,791**

STATEMENT OF IN-PROVINCE GENERATION[1]

(millions of kWh)

	2018/19	2017/18	2016/17	2015/16	2014/15
Hydro	2,184	2,318	2,685	2,738	2,504
Coal and petroleum coke	2,855	2,517	2,753	1,759	2,635
Heavy fuel oil	234	286	266	206	459
Nuclear	4,636	4,922	4,315	4,286	4,308
Purchases	4,211	3,948	3,780	4,963	4,407
Net generation and purchases	**14,120**	**13,991**	**13,799**	**13,952**	**14,313**
Losses - transformer and transmission	611	532	518	648	422
Total energy available for distribution	**13,509**	**13,459**	**13,281**	**13,304**	**13,891**

[1] *Certain comparative figures have been reclassified to conform to the current year's presentation*

OPERATING STATISTICS

	2018/19	2017/18	2016/17	2015/16	2014/15
Transmission lines - km	6,905	6,900	6,865	6,830	6,863
Distribution lines - km	21,274	21,215	21,121	21,050	20,972
Residential customers	328,968	327,281	325,329	323,530	322,052
Industrial customers	1,776	1,747	1,745	1,729	1,744
General service customers	26,629	26,377	26,025	25,676	25,531
Non-metered customers	2,842	2,833	2,819	2,878	2,881
Direct customers	360,215	358,238	355,918	353,813	352,208
Indirect customers	45,251	45,230	45,248	45,242	45,425
Total customers	**405,466**	**403,468**	**401,166**	**399,055**	**397,633**
Positions - regular	2,529	2,497	2,462	2,403	2,395
Positions - temporary	83	85	81	65	58
Total positions	**2,612**	**2,582**	**2,543**	**2,468**	**2,453**

STATEMENT OF EARNINGS SUMMARY[1]

(in millions)

	2018/19	2017/18	2016/17	2015/16	2014/15
Sale of power - In-province	$ 1,416	$ 1,402	$ 1,369	$ 1,336	$ 1,374
Sale of power - Out-of-province	293	265	251	370	346
Miscellaneous revenue	87	84	76	85	71
Fuel and purchased power	(761)	(727)	(702)	(830)	(825)
Operations, maintenance and administration	(493)	(474)	(483)	(450)	(419)
Depreciation and amortization	(271)	(253)	(233)	(226)	(230)
Taxes, other than special payments in lieu of income taxes	(45)	(44)	(43)	(41)	(37)
Finance costs	(287)	(264)	(280)	(285)	(327)
Sinking funds and other investment income	37	17	34	67	123
Mark-to-market of fair value through profit and loss investments	54	30	50	(1)	41
Net changes in regulatory balances	(10)	(13)	(12)	(13)	(17)
Net earnings	**$ 20**	**$ 23**	**$ 27**	**$ 12**	**$ 100**

[1] *Certain comparative figures have been reclassified to conform to the current year's presentation*

STATEMENT OF FINANCIAL POSITION SUMMARY MARCH 31[1]

(in millions)

Assets

	2018/19	2017/18	2016/17	2015/16	2014/15
Current assets	$ 555	$ 434	$ 444	$ 469	$ 498
Property, plant and equipment	4,495	4,337	4,280	4,237	4,382
Other non-current assets	1,393	1,275	1,235	1,189	1,248
Total assets	**6,443**	**6,046**	**5,959**	**5,895**	**6,128**
Regulatory balances	884	894	1,009	1,021	1,034
Total assets and regulatory balances	**$ 7,327**	**$ 6,940**	**$ 6,968**	**$ 6,916**	**$ 7,162**

Liabilities And Shareholder's Equity

	2018/19	2017/18	2016/17	2015/16	2014/15
Current liabilities	$1 ,702	$ 1,608	$ 1,708	$ 1,646	$ 1,746
Long-term debt	4,159	3,997	4,007	4,124	4,025
Other non-current liabilities	1,089	997	933	939	1,055
Shareholder's equity	377	338	320	207	336
Total liabilities and shareholder's equity	**$ 7,327**	**$ 6,940**	**$ 6,968**	**$ 6,916**	**$ 7,162**

CASH FLOW SUMMARY[1,2]

(in millions)

	2018/19	2017/18	2016/17	2015/16	2014/15
Cash receipts from customers	$ 1,737	$ 1,769	$ 1,692	n/a	n/a
Cash paid to suppliers and employees	(1,324)	(1,229)	(1,187)	n/a	n/a
Interest paid and other	(234)	(234)	(251)	(261)	(261)
Cash flow from operations	n/a	n/a	n/a	477	538
Net change in non-cash working capital balances	n/a	n/a	n/a	(33)	88
Operating activities	179	306	254	183	365
Investing activities	(375)	(192)	(262)	(204)	(282)
Financing activities	194	(109)	7	20	(83)
Net cash (outflow) inflow	**(2)**	**5**	**(1)**	**(1)**	**-**
Cash					
Beginning of year	**6**	**1**	**2**	**3**	**3**
End of year	**$ 4**	**$ 6**	**$ 1**	**$ 2**	**$ 3**

[1] *Certain comparative figures have been reclassified to conform to the current year's presentation*
[2] *Beginning with fiscal year 2016/17 NB Power transitioned from the indirect cash flow method to the direct cashflow method. Operating activities have been restated in 2016/17 to conform with the new presentation. The years 2014/15 and 2015/16 are presented based on the indirect cash flow method.*

OTHER EXPENSES AND INCOME

(in millions)

	2018/19	2017/18	2016/17	2015/16	2014/15
Interest on long-term and short-term debt	$ 208	$ 206	$ 207	$ 212	$ 221
Accretion	37	35	33	36	36
Debt portfolio management fee	31	32	32	32	33
Foreign exchange	13	(9)	7	10	39
Interest on post-employment benefits	5	4	5	3	6
Interest capitalized during construction	(7)	(6)	(4)	(5)	(6)
Amortization of premiums and discounts	-	2	-	(3)	(2)
Amortization of deferred interest	-	-	-	-	-
Finance costs	**287**	**264**	**280**	**285**	**327**
Sinking funds, and other investments income	(37)	(17)	(34)	(67)	(123)
Mark-to-market of fair value through profit and loss investments	(54)	(30)	(50)	1	(41)
Other expenses and income	**$ 196**	**$ 217**	**$ 196**	**$ 219**	**$ 163**

FINANCIAL RATIOS[1]

	2018/19	2017/18	2016/17	2015/16	2014/15
Gross margin	55%	56%	57%	51%	52%
Operating cash flow / total debt	4%	6%	5%	4%	7%
Per cent of debt in capital structure[2]	93%	93%	94%	96%	94%
Interest coverage ratio[3]	0.95	1.05	0.98	1.02	1.11

[1] *Certain comparative figures have been reclassified to conform to the current year's presentation*

[2] *Debt ratio = debt / (debt + equity), where debt = (long-term debt + short-term indebtedness - sinking funds receivable - cash)*

[3] *Interest coverage ratio = operating earnings / interest expense*

OTHER STATISTICS

	2018/19	2017/18	2016/17	2015/16	2014/15
Rate increase	0.9%	1.8%	1.6%	1.6%	2.0%
CPI (New Brunswick)	2.1%	2.3%	2.2%	0.5%	1.5%
GDP increases (New Brunswick)[4]	0.9%	1.8%	1.4%	0.7%	0.1%
Capital expenditures (millions)[5]	$ 373	$ 177	$ 279	$ 231	$ 264
Change in total debt (millions)	$ 173	$ (133)	$ (13)	$ (2)	$ (103)
Per cent breakdown of long-term debt					
Canadian dollar	92.8%	92.7%	92.5%	92.8%	93.1%
US dollar	7.2%	7.3%	7.5%	7.2%	6.9%
Weighted average coupon interest rate	4.2%	4.2%	4.4%	4.4%	4.6%
Canadian Dollar - March 31	0.748	0.776	0.752	0.771	0.789

CAPITAL MANAGEMENT

	2018/19	2017/18	2016/17	2015/16	2014/15
Long-term debt	$ 4,609	$ 4,407	$ 4,427	$ 4,524	$4,605
Short-term debt	897	871	977	855	784
Deferred liability debt	-	-	-	-	-
Total debt	**$5,506**	**$5,278**	**$5,404**	**$5,379**	**$5,389**
Sinking fund receivable	$ (562)	$ (505)	$ (503)	$ (464)	$ (471)
Cash	(4)	(6)	(1)	(2)	(3)
Total net debt	**$4,940**	**$4,767**	**$4,900**	**$ 4,913**	**$4,915**
Retained earnings	$490	$470	$447	$420	$408
Accumulated other comprehensive loss	(113)	(132)	(127)	(213)	(72)
Total capital	$ 5,317	$ 5,105	$5,220	$ 5,120	$ 5,251
Total capital excluding AOCI	$5,430	$5,237	$5,347	$5,333	$5,323
Percentage of net debt in capital structure	93%	93%	94%	96%	94%
Percentage of net debt in capital structure (excluding AOCI)	91%	91%	92%	92%	92%

[4] *The Provincial Government restated its GDP growth rates for the past years*
[5] *Capital expenditures include cash paid on business combination and are net of proceeds on disposal*



GOVERNANCE

At NB Power, we have a strong commitment to best practices in governance on behalf of our Shareholder, customers and other stakeholders. NB Power reports to its Shareholder, the Government of New Brunswick, through the Minister of Energy and Resource Development. The Government's expectations are expressed through legislation, policies and a mandate letter.

NB Power's Board of Directors is responsible for directing the affairs of the Corporation consistent with the *Electricity Act*, which mandates that "the board of directors of the Corporation shall administer the business and affairs of the Corporation on a commercial basis, taking into consideration government policy". NB Power's governance model ensures that the Board acts as a governing/oversight body rather than a managing board.

As a result, the Board is responsible for setting and monitoring the strategic direction of the Corporation and providing oversight over its operations taking into consideration emerging risks and opportunities. The President and CEO, who is an ex-officio member of the Board, is responsible for the day-to-day leadership and management of the Corporation. This model provides NB Power's senior executives with the guidance and space to operate effectively, while ensuring that the Board is able to execute its core responsibilities.

Board of Directors

Effective
March 31, 2019



Ed Barrett
Chair



Gaëtan Thomas
(ex-officio)



Judith Athaide



Anne Bertrand



Alain Bossé



Chuck Firlotte



Jennifer Henry



Andrew MacGillivray



Paul McCoy



Michael Sellman



Barbara Trenholm



Nancy Whipp



Mike Wilson

Mark Reddemann
left the Board in August 2018.

Vicki Wallace-Godbout
left the Board in January 2019.

Anne Bertrand, Jennifer Henry
and Nancy Whipp joined the
Board in June 2018.

Independence

The Lieutenant-Governor in Council appoints NB Power's Board members which is comprised of the President and CEO, who is a non-voting member, and not more than 14 independent directors.

The Shareholder requires NB Power to have an independent board of directors. All of NB Power's Board members, including the Chair, are independent of management. NB Power further ensures Board independence by including in-camera discussions by the board members without the management team being present at every board and committee meeting.

NB Power Board members are expected to conduct themselves with honesty and integrity throughout the course of performing their duties for the Corporation. On an annual basis, Board members signify compliance with NB Power's Code of Ethics by filing a Declaration and a Conflict of Interest Questionnaire. The NB Power Board regularly monitors potential conflicts of interest among Board members and works diligently to manage any conflicts that may arise and ensure transparency to the Shareholder and general public.

Committees

The Board establishes committees on an as-needed basis where it believes they add value in assisting the Board in the discharge of its duties. During fiscal 2018/19, NB Power had five committees focused on areas critical to the success of the Corporation.

Audit Committee

Barbara Trenholm (Chair), Judith Athaide, Ed Barrett (ex-officio), Anne Bertrand, Alain Bossé, Jennifer Henry, Paul McCoy, Nancy Whipp

The Audit Committee assists the Board of Directors in overseeing

- the quality and integrity of the Corporation's financial statements
- the Corporation's compliance with legal and regulatory requirements
- the qualifications, independence and performance of the external auditor
- the qualifications, independence and performance of the internal auditor
- the Corporation's systems of disclosure controls and procedures, internal controls over financial reporting and compliance with ethical standards
- the Corporation's enterprise risk management program

Capital Investment and Planning Committee

Mike Wilson (Chair), Ed Barrett (ex-officio), Alain Bossé, Chuck Firlotte, Andrew MacGillivray, Paul McCoy, Michael Sellman

The Capital Investment and Planning Committee assists the Board of Directors in establishing and maintaining appropriate board policies that guide the Corporation in respect to investment management decisions and business planning.

Nominating, Governance and Shareholder Relations Committee

Andrew MacGillivray (Chair), Ed Barrett, Alain Bossé, Barbara Trenholm, Mike Wilson

The Nominating, Governance and Shareholder Relations Committee assists the Board of Directors in establishing and maintaining an effective system of corporate governance, ensuring NB Power's communications with the Shareholder are consistent with expectations and delivered in a professional and timely manner and in maintaining a full slate of directors with the appropriate personal characteristics, experience and skill sets that provide for a mix of competencies on the Board.

Nuclear Oversight Committee
Michael Sellman (Chair), Judith Athaide, Ed Barrett (ex-officio), Chuck Firlotte, Paul McCoy, Barbara Trenholm, Nancy Whipp, Mike Wilson

The Nuclear Oversight Committee advises and assists the Board of Directors in developing and implementing long-term policies and strategies to ensure safe and efficient operation of the Point Lepreau Nuclear Generating Station. The Committee is responsible for monitoring nuclear performance, particularly with respect to safety and operations issues, and nuclear risk

Safety, Human Resources and Environment Committee
Chuck Firlotte (Chair), Judith Athaide, Ed Barrett, Anne Bertrand, Jennifer Henry, Andrew MacGillivray, Michael Sellman

The Safety, Human Resources and Environment Committee assists the Board of Directors in providing advice and direction on safety and environmental issues and performance as well as on human resources and compensation issues.

Skills and Expertise

NB Power's Board of Directors is made up of individuals with expertise and experience in owning and managing businesses, starting new businesses, managing and operating nuclear stations, strategic planning, marketing and communications, accounting and finance and overseeing human resource, regulatory, and stakeholder relations. In addition, the majority of NB Power's Board members have acquired their ICD.D designation through the Directors Education Program, which was jointly developed by the Institute of Corporate Directors and the University of Toronto's Rotman School of Management.

NB Power's Board maintains a Skills Matrix as a tool to assist it in seeking the optimum mix of experience, competency and specific expertise as it chooses future Board candidates for recommendation to the Shareholder. The Nominating, Governance and Shareholder Relations Committee reviews the Skills Matrix on an annual basis and updates it as required.

Diversity

NB Power's Board highly values diversity and supports the appointment to the Board of diverse candidates who reflect New Brunswick's population demographic. The Board believes that candidate diversity, along with varied skills and experiences, contributes to a balanced and effective Board.

Continuous Improvement

NB Power Board members receive a comprehensive orientation, are encouraged to visit NB Power sites and attend external seminars to maintain or enhance their skills and/or to ensure their knowledge and understanding of NB Power's business remains current.

NB Power's Board conducts, on a recurring basis, an evaluation of board and director effectiveness. The Board uses insights gained through these assessments to make improvements to board process and structure and to facilitate individual director development.

Executive

Effective
March 31, 2019



Gaëtan Thomas
President & CEO



Lori Clark
Senior Vice President
Operations



Keith Cronkhite
Senior Vice President
Business Development &
Strategic Planning



Darren Murphy
Chief Financial Officer &
Senior Vice President
Corporate Services



Brett Plummer
Vice President
Nuclear &
Chief Nuclear Officer



Lynn Arsenault
Vice President,
Human Resources



Wanda Harrison
Chief Legal Officer



Tony O'Hara
Chief Technology Officer
& Vice President System
Operations



NB POWER

Amount of Lines

21,200 km
Distribution Lines

6,900 km
Transmission Lines

Exporting and Importing Capacity

2,538 MW
Export Capacity

2,398 MW
Import Capacity

Number of Customers

360,215
Direct Customers

45,251
Indirect Customers

POWERING NEW BRUNSWICK


Québec
Hydro Québec
Eel River
Belledune
Lamèque
Caraquet
Caribou
Bathurst
Ste.-Rose
Tracadie
Allardville
Nepisiguit Falls
Hydro Québec
Edmundston
Iroquois
Twin Rivers
MPS
St. Leonard
Saint-André
Sisson
Millbank
Grand Falls
Ortonville
Newcastle
New Brunswick
Tobique
MPS
MPS
Beechwood
Florenceville
Prince Edward Island
Woodstock
Scoudouc
Murray Corner
Moncton
Keswick
Millville
Marysville
Maine
Grand Lake
Salisbury
Memramcook
Mactaquac
New England
Norton
Kent Hills
Nova Scotia
Oak Bay
New England
Grandview
St. George
Bayside
Lancaster
Milltown
Pennfield
Point Lepreau
Coleson Cove
EMEC
Grand Manan
Thermal
1,716 MW
Hydro
889 MW
Nuclear
660 MW
Combustion Turbine
525 MW
Wind
311 MW
Terminal
Interconnection
345 kV Lines
230 kV Lines
138 kV Lines

Net generating capacity

Thermal	
Coleson Cove	972 MW
Belledune	467 MW
Bayside (Natural Gas Combined Cycle)	277 MW
Total Thermal	**1,716 MW**

Hydro	
Mactaquac	668 MW
Beechwood	112 MW
Grand Falls	66 MW
Tobique	20 MW
Nepisiguit Falls	11 MW
Sisson	9 MW
Milltown	3 MW
Total Hydro	**889 MW**

Nuclear	
Point Lepreau	**660 MW**

Combustion Turbine	
Millbank	397 MW
Ste.-Rose	99 MW
Grand Manan	29 MW
Total Combustion Turbine	**525 MW**

Total Generating Capacity	
Thermal	1,716 MW
Hydro	889 MW
Nuclear	660 MW
Cumbustion Turbine	525 MW
Total Generating Capacity	**3,790 MW**

Power Purchase Agreements (PPAs)	
Kent Hills (Wind)	167 MW*
Caribou Mountain (Wind)	99 MW*
Lamèque (Wind)	45 MW*
Grandview (Natural Gas)	95 MW
Twin Rivers (Biomass)	39 MW
St George (Hydro)	15 MW
Edmunston Hydro	9 MW*
Other Renewable	13 MW*
Total	**482 MW**

*Nameplate Capacity: This capacity may not be fully available during times of peak demand

This annual report is also available in French and on our website www.nbpower.com

Ce rapport est également publié en français sur notre site Web www.energie.com

New Brunswick Power Corporation
P.O. Box 2000
515 King Street Fredericton, NB
E3B 4X1

NEW BRUNSWICK POWER CORPORATION

Énergie NB Power